The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-956-2937.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

PHH Mortgage Corporation
Sponsor and Master Servicer
PHH Mortgage Capital LLC
Depositor
PHHMC Series 2006-1AL Trust
Issuing Entity

PHHMC Mortgage Pass-Through Certificates, Series 2006-1AL

William J. Mayer Securities, LLC

For use with base prospectus dated June 26, 2006
The date of this term sheet supplement is July 24, 2006

[TPW: NYLEGAL:529279.5] 18611-00200 07/24/2006 04:07 PM

Table of Contents

Term Sheet Supplement

RISK FACTORS
THE MORTGAGE POOL
THE SPONSOR, THE ORIGINATOR AND THE MASTER SERVICER
THE DEPOSITOR
STATIC POOL INFORMATION
YIELD ON THE CERTIFICATES
DESCRIPTION OF THE CERTIFICATES
POOLING AND SERVICING AGREEMENT
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
METHOD OF DISTRIBUTION
SECONDARY MARKET
LEGAL OPINIONS
RATINGS
LEGAL INVESTMENT
ERISA CONSIDERATIONS
LEGAL PROCEEDINGS
AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS
GLOSSARY

RISK FACTORS

You should carefully consider, among other things, the following factors in connection with the purchase of the offered certificates:

The Offered Certificates May Have Limited Liquidity, So You May Be Unable to Sell Your Securities or May Be Forced to Sell Them at a Discount From Their Fair Market Value

There can be no assurance that a secondary market for the offered certificates will develop or, if one does develop, that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. William J. Mayer Securities, LLC, as agent, does not intend to make a secondary market in any of the offered certificates, but may arrange secondary trades for the agent offered certificates (although it is not obligated to do so). As a result, any resale prices that may be available for any offered certificate in any market that may develop may be at a discount from the initial offering price or the fair market value thereof. The offered certificates will not be listed on any securities exchange.

The Agent for the Offering of the Agent Offered Certificates is Thinly Capitalized

William J. Mayer Securities, LLC, as agent for the offering of the agent offered certificates, is making this offering on a best efforts basis, and in an agency capacity. Accordingly, it is not required to, and does not, maintain substantial capital. Investors should not expect to be able to look to the assets of the agent to satisfy any liabilities that may arise in connection with this offering.

The Credit Enhancement is Limited, and the Potential Inadequacy of the Credit Enhancement May Cause Losses or Shortfalls to be Incurred on the Offered Certificates

The credit enhancement features described in this term sheet supplement and the related term sheet are intended to enhance the likelihood that holders of the Senior Certificates, and to a limited extent, the holders of the Class B Certificates, will receive regular payments of interest and principal. However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to pay your certificates as a result of delinquencies or defaults on the mortgage loans.

If delinquencies or defaults occur on the mortgage loans, none of the agent, the master servicer or any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if, in the good faith judgment of the master servicer, these advances would not be ultimately recovered from the proceeds of the mortgage loans.

If substantial losses occur as a result of defaults and delinquent payments on the mortgage loans, you may suffer losses.

The ratings of the offered certificates by the rating agency may be lowered following the initial issuance thereof as a result of losses on the mortgage loans in excess of the levels contemplated by the rating agency at the time of its initial rating analysis. None of the depositor, the agent, the master servicer, the trustee or any of their respective affiliates will have any obligation to replace or supplement any credit enhancement, or to take any other action to maintain the ratings of the offered certificates. See “Description of Credit Enhancement” in the base prospectus.

Statutory and Judicial Limitations on Foreclosure Procedures May Delay Recovery in Respect of the Mortgaged Properties and, in Some Instances, Limit the Amount That May Be Recovered by the Foreclosing Lender, Resulting in Losses on the Mortgage Loans that Might Cause Losses or Shortfalls to be Incurred on the Offered Certificates

Foreclosure procedures vary from state to state. Two primary methods of foreclosing a mortgage instrument are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument. A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are asserted. Delays may also result from difficulties in locating necessary defendants. Non-judicial foreclosures may be subject to delays resulting from state laws mandating the recording of notice of default and notice of sale and, in some states, notice to any party having an interest of record in the real property, including junior lienholders. Some states have adopted “anti-deficiency” statutes that limit the ability of a lender to collect the full amount owed on a loan if the property sells at foreclosure for less than the full amount owed. In addition, United States courts have traditionally applied general equitable principles to limit the remedies available to lenders in foreclosure actions that are perceived by the court as harsh or unfair. The effect of these statutes and judicial principles may be to delay and/or reduce distributions in respect of the offered certificates. See “Legal Aspects of Mortgage Loans—Foreclosure on Mortgages” in the base prospectus.

Pledged Asset Loans. In the case of pledged asset loans, Articles 8 and 9 of the UCC generally govern any realization upon the pledged assets pledged to secure the related mortgage loans. In order for the master servicer to realize on any such security, it will have to proceed in accordance with the procedures specified in Article 8 and Article 9 of the UCC. In addition, the trust fund may be entitled to proceeds distributed under the limited purpose surety bond in connection with the foreclosure by the master servicer on any pledged asset loan. See “Legal Aspects Of Mortgage Loans—Anti-Deficiency Legislation and Other Limitations on Lenders” in the base prospectus.

The Value of the Mortgage Loans May Be Affected by, among Other Things, a Decline in Real Estate Values and Changes in the Borrowers’ Financial Condition, Which May Cause Losses or Shortfalls to be Incurred on the Offered Certificates

No assurance can be given that values of the mortgaged properties have remained or will remain at their levels as of the dates of origination of the related mortgage loans. If the residential real estate market should experience an overall decline in property values so that the outstanding balances of the mortgage loans, and any secondary financing on the mortgaged properties, become equal to or greater than the value of the mortgaged properties, the actual rates of delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry. In particular, mortgage loans with high loan-to-value ratios will be affected by any decline in real estate values. Any decrease in the value of the mortgage loans may result in the allocation of losses to the offered certificates to the extent not covered by credit enhancement.

Credit Scores are Not an Indicator of Future Performance of Borrowers

Investors should be aware that credit scores are based on past payment history of the related borrower. Investors should not rely on any credit scores as an indicator of future borrower performance. See “The Sponsor, the Originator and the Master Servicer—Underwriting Standards—General Underwriting Procedure” in the base prospectus.

Underwriting Standards May Affect Risk of Loss on the Mortgage Loans

Generally, the mortgage loans have been originated using underwriting standards that are less stringent than the underwriting standards applied by certain other first lien mortgage loan purchase programs, such as those of Fannie Mae or Freddie Mac or the depositor’s prime securitization program. Applying less stringent underwriting standards creates additional risks that losses on the mortgage loans will be allocated to certificateholders.

Examples include the following:

•
some mortgage loans may be secured by non-owner occupied properties, which present a greater risk that the borrower will stop making monthly payments if the borrower’s financial condition deteriorates;

•
some mortgage loans with loan-to-value ratios greater than 80% are not insured, which may increase the risk that the value of the mortgaged property will not be sufficient to satisfy the mortgage loan upon foreclosure; and

•
some mortgage loans may be made to borrowers whose income or assets are not required to be disclosed or verified, which may increase the risk that the borrower’s income or assets are less than that represented.

The Return on the Offered Certificates May Be Particularly Sensitive to Changes in Real Estate Markets in Specific Regions

Investors should note that some geographic regions of the United States from time to time will experience weaker regional economic conditions and housing markets, and, consequently, will experience higher rates of loss and delinquency than will be experienced on mortgage loans generally. For example, a region’s economic condition and housing market may be directly, or indirectly, adversely affected by natural disasters or civil disturbances such as earthquakes, hurricanes, floods, eruptions or riots, or by disruptions such as ongoing power outages. The economic impact of any of these types of events may also be felt in areas beyond the region immediately affected by the disaster or disturbance. Significant concentrations of the mortgage loans in particular states may present risk considerations in addition to those generally present for similar mortgage-backed securities without this concentration. In addition, California is more susceptible to various types of hazards, such as earthquakes, brush fires, floods, mudslides and other natural disasters that are not insured by required hazard insurance and Florida is more susceptible to hurricanes, tropical storms, tornados and other natural disasters that are not insured by required hazard insurance. Any risks associated with mortgage loan concentration may affect the yield to maturity of the offered certificates to the extent losses caused by these risks which are not covered by credit enhancement are allocated to the offered certificates.

The Rate and Timing of Prepayments Will Affect Your Yield

Borrowers may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which borrowers will repay their mortgage loans. A prepayment of a mortgage loan generally will result in an accelerated payment of principal on the certificates.

•	If you purchase your certificates at a discount and principal is repaid slower than you anticipate, then your yield may be lower than you anticipate.

•	If you purchase your certificates at a premium and principal is repaid faster than you anticipate, then your yield may be lower than you anticipate.

•
The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if interest rates decline, mortgage loan prepayments may increase due to the availability of other mortgage loans at lower interest rates. Conversely, if prevailing interest rates rise significantly, the prepayments on mortgage loans may decrease.

•
The applicable seller may be required to purchase mortgage loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the mortgage loans.

•
Because principal distributions are paid to certain classes of offered certificates before other such classes, holders of classes of offered certificates having a later priority of payment bear a greater risk of loss than holders of classes having earlier priorities for distribution of principal.

See “Yield on the Certificates” in this term sheet supplement for a description of factors that may influence the rate and timing of prepayments on the mortgage loans and the weighted average lives of the offered certificates.

The Mortgage Loans May Have Environmental Risks, Which May Result in Increased Losses with Respect to these Mortgage Loans

To the extent the master servicer for a mortgage loan acquires title to any related mortgaged property contaminated with or affected by hazardous wastes or hazardous substances, these mortgage loans may incur losses. See “Servicing of Mortgage Loans—Realization Upon or Sale of Defaulted Mortgage Loans” and “Legal Aspects of Mortgage Loans—Environmental Legislation” in the base prospectus. To the extent these environmental risks result in losses on the mortgage loans, the yield to maturity of the offered certificates, to the extent not covered by credit enhancement, may be affected.

Risks Associated with Accrual Certificates

Because some of the offered certificates may not entitled to receive any distributions of interest for some period of time, these certificates will likely experience significant price and yield volatility. Investors should consider whether this volatility is suitable to their investment needs.

Risks Associated with PAC Certificates

Some of the offered certificates may be structured so that principal payments will be made in accordance with a schedule, but only if the mortgage loans prepay at constant rates within a range. If prepayments occur at a rate below the related range, the weighted average lives of the PAC Certificates may be extended. On the other hand, if prepayments occur at a rate above the related range, the weighted average lives of the PAC Certificates may be reduced.

Risks Associated with TAC Certificates

Some of the offered certificates may be structured so that principal payments will be made in accordance with a schedule, but only if the mortgage loans prepay at a specific constant rate. If prepayments occur at a rate slower than that rate, the weighted average lives of the TAC Certificates may be extended. On the other hand, if prepayments occur at a rate faster than that rate, the weighted average lives of the TAC Certificates may be reduced.

Risks Associated with Companion Certificates

Some of the offered certificates may receive unpredictable distributions of principal on each distribution date to the extent necessary to stabilize principal distributions on the related PAC or TAC Certificates, as applicable. Due to the companion nature of the Companion Certificates, these certificates will likely experience price and yield volatility. Investors should consider whether this volatility is suitable to their investment needs.

Risks Associated with Lockout Certificates

It is not expected that any class of Lockout Certificates will receive any distributions of principal until the distribution date in the 60th month following the distribution date. Until the distribution date in the 109th month following the distribution date, any class of Lockout Certificates may receive a portion of principal payments or a portion of principal prepayments, as described in the related term sheet, that is smaller than its pro rata share of principal payments or principal prepayments, as applicable, on the mortgage loans. Investors should consider whether this delay in the return of principal is suitable to their investment needs.

Risks Associated with Senior Support Certificates

Investors in any Senior Support Certificates should be aware that after the aggregate principal balance of the Class B Certificates has been reduced to zero, losses on the mortgage loans otherwise allocable to any Super Senior Certificates will be allocated to the related Senior Support Certificates as described in this term sheet supplement. Therefore, the yield to maturity on any Senior Support Certificates will be extremely sensitive to losses otherwise allocable to the related Super Senior Certificates.

Risks Associated with Interest Only Strip Certificates

Investors in any class of Interest Only Strip Certificates should be aware that the yield on the Interest Only Strip Certificates will be extremely sensitive to the rate and timing of principal payments on the mortgage loans to the extent allocated to the related class of Senior Certificates, and that rate may fluctuate significantly over time. A faster than expected rate of principal payments on the mortgage loans, to the extent allocated to the related class of Senior Certificates, will have an adverse effect on the yield to investors in the Interest Only Strip Certificates and could result in their failure to fully recover their initial investments.

Risks Associated with Principal Only Certificates

Investors in any class of Principal Only Certificates should be aware that if prepayments of principal on the mortgage loans occur at a rate slower than an investor assumed at the time of purchase, the investor’s yield will be lower than anticipated.

Risks Associated with Adjustable Rate Certificates

The pass-through rate on any class of Adjustable Rate Certificates will vary with, or inversely with, LIBOR or a multiple of LIBOR, in each case as described in the related term sheet. Therefore, the yield to investors in any class of Adjustable Rate Certificates will be sensitive to fluctuations in LIBOR.

Some Additional Risks are Associated with the Subordinate Certificates

The weighted average lives of, and the yields to maturity on, the Class B-1, Class B-2 and Class B-3 Certificates will be progressively more sensitive, in that order, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage pool are consistent with an investor’s expectations. In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity. Realized Losses on the mortgage loans will reduce the certificate principal balance of the class of Class B Certificates then outstanding with the lowest payment priority. As a result of such reductions, less interest will accrue on such class of Class B Certificates than would otherwise be the case. Once a Realized Loss is allocated to a Class B Certificate, no amounts will be distributable with respect to such written down amount.

Unless the certificate principal balance of the Class A Certificates has been reduced to zero, the Class B Certificates will not be entitled to any distributions of principal prepayments until at least the 61st distribution date or a later date as provided in this term sheet supplement or during any period in which delinquencies and losses on the mortgage loans exceed certain levels. As a result, the weighted average lives of the Class B Certificates will be longer than would otherwise be the case if distributions of principal prepayments were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the Class B Certificates, the holders of those certificates have a greater risk of suffering a loss on their investments. Further, because the Class B Certificates might not receive any principal prepayments if certain delinquency levels occur, it is possible for those certificates to receive no distributions of principal prepayments even if no losses have occurred on the mortgage pool.

In addition, the multiple class structure of the Class B Certificates causes the yield of such classes to be extremely sensitive to losses due to defaults on the mortgage loans (and the timing thereof), to the extent such losses are not covered by a class of Class B Certificates with a lower payment priority. Furthermore, as described in this term sheet supplement, the timing of receipt of principal and interest by the Class B Certificates may be adversely affected by losses even if those classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls Will Affect Your Yield

When a principal prepayment in full is made on a mortgage loan, the mortgagor is charged interest only up to the date of the principal prepayment, instead of for a full month. When a partial principal prepayment is made on a mortgage loan, the mortgagor is not charged interest on the amount of the prepayment for the month in which the prepayment is made. In addition, the application of the Servicemembers Civil Relief Act to any mortgage loan will adversely affect, for an indeterminate period of time, the ability of the master servicer to collect full amounts of interest on the mortgage loan. This may result in a shortfall in interest collections available for distribution to certificateholders on the next distribution date. The master servicer is required to cover a portion of the shortfall in interest collections that are attributable to prepayments, but only up to the amount of the master servicer’s aggregate servicing fee for the related calendar month. In addition, shortfalls in interest collections arising from the application of the Relief Act will not be covered by the master servicer.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by Compensating Interest paid by the master servicer will be allocated to the Monthly Interest Distributable Amounts with respect to the certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the offered certificates will not be entitled to reimbursement for any such interest shortfalls. If these shortfalls are allocated to the offered certificates the amount of interest paid to those certificates will be reduced, adversely affecting the yield on your investment.

Effect of Recent Events on the Mortgage Loans

The response of the United States to the events of September 11, 2001 has involved and continues to involve military operations. The Relief Act provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their mortgage loan. The Relief Act provides generally that these borrowers may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower’s active duty. These shortfalls are not required to be paid by the borrower at any future time, will not be advanced by the master servicer and will reduce accrued interest on each class of certificates on a pro rata basis. In addition, the Relief Act imposes limitations that would impair the ability of the master servicer to foreclose on an affected loan during the borrower’s period of active duty status, and, under some circumstances during an additional period thereafter.

Violation of Various Federal and State Laws May Result in Losses on the Mortgage Loans

Applicable state laws generally regulate interest rates and other charges, require specific disclosure, and require licensing of PHH Mortgage Corporation. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the mortgage loans.

The mortgage loans also are subject to federal laws, including:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require specific disclosures to the borrowers regarding the terms of the mortgage loans;

•
the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower’s credit experience.

Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these federal or state laws, policies and principles may limit the ability of the trust to collect all or part of the principal of or interest on the mortgage loans. This may entitle the borrower to a refund of amounts previously paid and could subject the trust to damages and administrative enforcement.

Each seller will represent that as of the closing date, each mortgage loan sold by it to the depositor, at the time it was made complied in all material respects with applicable state and federal laws, including, without limitation, usury, equal credit opportunity, predatory, abusive lending, truth-in-lending and disclosure laws; and each such mortgage loan is being serviced in all material respects in accordance with applicable state and federal laws, including, without limitation, usury, equal credit opportunity and disclosure laws. In the event of a breach of this representation, the related seller will be obligated to cure the breach or repurchase or replace the affected mortgage loan in the manner described in the base prospectus.

The Ratings on the Offered Certificates Are Not a Recommendation to Buy, Sell or Hold the Offered Certificates and Are Subject to Withdrawal at Any Time, Which May Result in Losses on the Offered Certificates

It is a condition to the issuance of the offered certificates that each class of offered certificates be rated no lower than the ratings described in the related term sheet. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and, accordingly, there can be no assurance that the ratings assigned to any offered certificate on the date on which the offered certificates are initially issued will not be lowered or withdrawn by the rating agency at any time thereafter. In the event any rating is lowered or withdrawn, the liquidity or the market value of the related offered certificates may be adversely affected. See “Ratings” in this term sheet supplement and in the base prospectus.

Recent Developments Affecting PHH Corporation

On June 12, 2006, PHH Corporation, the parent of PHH Mortgage Corporation, filed a Form 8-K report indicating that due to the continuing review of the matters described in its Form 8-K filings of March 1, 2006, March 17, 2006 and May 11, 2006 and in its Form 12b-25 Notifications of Late Filing previously filed with the SEC on March 17, 2006 and May 11, 2006, regarding the delay in filing of its Annual Report for the year ended December 31, 2005 on Form 10-K and Form 10-Q for the quarter ended March 31, 2006, it anticipates that the filing of its Form 10-Q for the quarter ended June 30, 2006 beyond the stipulated Securities and Exchange Commission filing. The developments described in this Form 8-K, as well as in PHH's previous filings with the SEC, could have a material impact on the ability of PHH Mortgage to service the mortgage loans and perform its duties under the pooling and servicing agreement. The inability of PHH Mortgage to perform these functions could have a material adverse effect on the value of the certificates. See “The Sponsor, The Originator and The Master Servicer—Recent Developments” in this term sheet supplement.

THE MORTGAGE POOL

General

References in the term sheet to percentages of the mortgage loans unless otherwise noted are calculated based on the aggregate principal balance of the mortgage loans as of the Cut-off Date indicated in the accompanying term sheet.

The mortgage pool will consist of conventional, fixed-rate residential mortgage loans secured by first liens on one- to four-family mortgaged properties and may include mortgage loans that represent an interest in shares issued by a Cooperative and the related proprietary lease. The mortgage loans have original terms to maturity of not greater than 30 years (or, in the case of some of the mortgage loans, not greater than 15 years).

The mortgage loans will be selected for inclusion in the mortgage pool based on rating agency criteria, compliance with representations and warranties, and conformity to criteria relating to the characterization of the certificates for tax, ERISA, SMMEA, Form S-3 eligibility and other legal purposes.

The Sellers will convey the mortgage loans to the depositor on the closing date pursuant to the Mortgage Loan Purchase Agreement. The depositor will convey the mortgage loans to the trust on the closing date pursuant to the Agreement. The Sellers will make certain representations and warranties with respect to the mortgage loans in the Mortgage Loan Purchase Agreement. These representations and warranties will be assigned by the depositor to the Trustee for the benefit of the certificateholders. As more particularly described in the base prospectus, the Sellers will have certain repurchase or substitution obligations in connection with a breach of any such representation or warranty, as well as in connection with an omission or defect in respect of certain constituent documents required to be delivered with respect to the mortgage loans, if such breach, omission or defect cannot be cured and it materially and adversely affects the interests of the certificateholders. Any such substituted mortgage loan may be a buydown loan. See “The Mortgage Pools—Representations by Sellers” in the base prospectus.

The mortgage loans will have been originated by PHH Mortgage Corporation or acquired by the Sellers in accordance with the underwriting criteria described herein. See “—Underwriting Standards” below.

All of the mortgage loans have scheduled monthly payments due on the Due Date. Each mortgage loan will contain a customary “due-on-sale” clause.

Primary Mortgage Insurance

Each mortgage loan (other than the Pledged Asset Loans) with a loan-to-value ratio at origination in excess of 80.00% will be insured by a Primary Insurance Policy issued by a private mortgage insurer, unless otherwise set forth in the related prospectus supplement.

In the case of substantially all of the insured mortgage notes that had a principal balance at origination (A) greater than or equal to 80.01% and up to and including 85.00% of the lesser of the Appraised Value and the sales price of the mortgaged property, the Primary Insurance Policy will provide coverage in an amount equal to at least 12.00% of the Allowable Claim, (B) greater than or equal to 85.01% and up to and including 90.00% of the lesser of the Appraised Value and the sales price of the mortgaged property, the Primary Insurance Policy will provide coverage in an amount equal to at least 25.00% of the Allowable Claim, (C) greater than or equal to 90.01% and up to and including 95.00% of the lesser of the Appraised Value and the sales price of the mortgaged property, the Primary Insurance Policy will provide coverage in an amount equal to at least 30.00% of the Allowable Claim or (D) greater than or equal to 95.01% and up to and including 100.00% of the lesser of the Appraised Value and the sales price of the mortgaged property, the Primary Insurance Policy will provide coverage in an amount equal to at least 35.00% of the Allowable Claim.

Each mortgage loan is required to be covered by a standard hazard insurance policy.

See “Primary Mortgage Insurance, Hazard Insurance; Claims Thereunder—Hazard Insurance Policies” in the base prospectus.

The original mortgages for some of the mortgage loans have been, or in the future may be, at the sole discretion of the Master Servicer, recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, solely as nominee for the related seller and its successors and assigns, and subsequent assignments of those mortgages have been, or in the future may be, at the sole discretion of the Master Servicer, registered electronically through the MERS® System. In some other cases, the original mortgage was recorded in the name of the originator of the mortgage loan, record ownership was later assigned to MERS, solely as nominee for the owner of the mortgage loan, and subsequent assignments of the mortgage were, or in the future may be, at the sole discretion of the Master Servicer, registered electronically through the MERS® System. For each of these mortgage loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the Trustee, and does not have any interest in the mortgage loan.

Some of the mortgage loans may be Pledged Asset Loans. See “The Mortgage Pools—Underwriting Standards” in the base prospectus. The pledge agreement and the security interest in such Pledged Assets, if any, will be assigned to the Trustee but will not be part of any REMIC. The Trustee will enforce the obligations of the Pledged Asset Servicer to make all reasonable efforts to realize on any such security interest if the related mortgage loan is liquidated upon default and the Master Servicer will have no responsibility to realize on the Pledged Assets. No assurance can be given as to the amount of proceeds, if any, that might be realized from such Pledged Assets. Proceeds from the liquidation of any such Pledged Assets will be included in net proceeds only when permitted by applicable state law and by the terms of the related pledge agreement. Ambac Assurance Corporation, as surety bond provider, has provided a Limited Purpose Surety Bond which is intended to guarantee the receipt by the trust fund of certain shortfalls in the net proceeds realized from the liquidation of any required Pledged Assets, other than residential real estate or the right to draw on a home equity line of credit, (such amount not to exceed 30% of the original principal amount of the related Pledged Asset Loan) to the extent any such shortfall results in a loss of principal on such Pledged Asset Loan that becomes a liquidated mortgage loan, as more particularly described in, and as limited by, the terms and provisions of the Limited Purpose Surety Bond. The Limited Purpose Surety Bond will not cover any payments on the Pledged Asset Loans that are recoverable or sought to be recovered as a voidable preference under applicable law.

Some of the mortgage loans may be Relocation Mortgage Loans. See “The Mortgage Pools—Underwriting Standards—Other Documentation Standards” in the base prospectus.

With respect to some of the mortgage loans, the related mortgage note may provide for an initial interest-only period for the first 10 years or 15 years. After the interest-only period, these mortgage loans provide for level monthly payments in amounts necessary to fully amortize the related mortgage loans for the remaining 20 years or 15 years, as applicable.

None of the mortgage loans is a buydown mortgage loan.

None of the mortgage loans was 30 days or more delinquent as of the Cut-off Date. None of the mortgage loans was 30 days or more delinquent since origination.

Underwriting Standards

All of the mortgage loans were either originated by PHH Mortgage or acquired by the Sellers in previously negotiated transactions with other Unaffiliated Sellers, or in the case of mortgage loans acquired by Bishop’s Gate, in previously negotiated transactions with PHH Mortgage, generally in accordance with the underwriting criteria specified in the base prospectus.

For a detailed description of the underwriting standards applied to the mortgage loans, see “The Sponsor, The Originator and The Master Servicer—Underwriting Standards” in the base prospectus.

Additional Information

The description in this term sheet supplement and the related term sheet of the mortgage pool and the mortgaged properties is based upon the mortgage pool as constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on or before this date. In the event that any of the mortgage loans as described in this term sheet supplement, the related term sheet or in any collateral tables are determined to not conform to the descriptions contained herein prior to the issuance of the certificates, then those mortgage loans will be excluded from the mortgage pool and similar or different mortgage loans may be added to the pool prior to the closing date. The actual mortgage loans included in the trust fund as of the closing date may vary from the mortgage loans as described in this term sheet supplement and the related term sheet by up to plus or minus 10% as to any of the material characteristics described herein or therein. If, as of the closing date, any material pool characteristics differs by 10% or more from the description in this term sheet supplement or the related term sheet, revised disclosure will be provided either in a supplement to this term sheet supplement, the related term sheet, the prospectus supplement or any supplement thereto, or in a current report on Form 8-K.

THE SPONSOR, THE ORIGINATOR AND THE MASTER SERVICER

The Sponsor is PHH Mortgage Corporation, referred to in this term sheet supplement as PHH Mortgage. The originator and the Master Servicer will also be PHH Mortgage.

PHH Mortgage has been an originator of mortgage loans since 1978 and has originated Alt-A fixed-rate mortgage loans since 1994. The following table describes the size, composition and growth of PHH Mortgage’s total residential mortgage loan production as of the periods ended indicated below.

	December 31, 2003		December 31, 2004		September 30, 2005
	(Dollar Amounts in Millions)
Loan Type	Units	Dollars	Units	Dollars	Units	Dollars
Conventional(1)	406,237	$77,370	219,460	$46,545	139,973	$32,283
Government(2)	23,048	3,032	11,105	1,494	4,390	610
Home Equity Lines of Credit	38,339	3,299	47,337	4,514	31,692	3,602
Total Residential Mortgage Loans	467,624	$83,701	277,902	$52,553	176,055	$36,495
_____

(1) Includes all Residential Mortgage Loans other than Government Loans and Home Equity Lines of Credit

(2) Includes FHA and VA Loans

PHH Mortgage has been publicly securitizing prime fixed-rate residential mortgage loans since 2002 and began securitization residential mortgage loans privately in 1995. The following table describes the size, composition and growth of PHH Mortgage’s total portfolio of assets it has publicly securitized as of the periods ended indicated below.

December 31, 2003		December 31, 2004		December 31, 2005
Units	Dollars	Units	Dollars	Units	Dollars
2,778	$1,297,660,140	1,305	$639,756,005	1,398	$756,055,254

PHH Mortgage also acts as master servicer for the mortgage pool. PHH Mortgage will service the mortgage loans in accordance with the description of the applicable servicing procedures contained in the base prospectus under “Servicing of Mortgage Loans” and “Description of the Securities.”

PHH Mortgage has been servicing residential mortgage loans since 1978. The following table describes size, composition and growth of PHH Mortgage’s total residential mortgage loan servicing portfolio as of the periods ended indicated below.

	December 31, 2003		December 31, 2004		September 30, 2005
	(Dollar Amounts in Millions)
Loan Type	Units	Dollars	Units	Dollars	Units	Dollars
Conventional(1)	783,434	$126,996	793,813	$133,816	801,315	$135,713
Government(2)	87,420	8,908	77,591	7,978	67,792	6,954
Home Equity Lines of Credit	68,219	2,715	90,568	3,922	96,818	4,246
Total Residential Mortgage Loans	939,073	$138,619	961,972	$145,716	965,925	$146,913
_____

(1) Includes all Residential Mortgage Loans other than Government Loans and Home Equity Lines of Credit

(2) Includes FHA and VA Loans

See “The Sponsor, the Originator and the Master Servicer” in the base prospectus.

Recent Developments

In a Current Report on Form 8-K filed by PHH Corporation (“PHH”) on July 21, 2006, PHH reported that it is working diligently to complete its Annual Report for the year ended December 31, 2005 on Form 10-K (“Form 10-K”) and commence work on its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (together, the “Form 10-Qs”), but that it was unable to provide the expected dates for these filings.

PHH reported, as previously disclosed in its Form 8-K filings of March 1, 2006, March 17, 2006, May 11, 2006 and June 12, 2006 (collectively, the “Form 8-Ks”), that it is evaluating accounting matters regarding transactions surrounding the spin-off (“Spin-Off”) from Cendant Corporation (“Cendant”) and certain other matters not related to the Spin-Off.

PHH reported that on July 17, 2006, after consultation with and review of the conclusions of management, the Audit Committee of its Board of Directors concluded that PHH’s audited financial statements for the years ended December 31, 2001, 2002, 2003 and 2004 and its unaudited quarterly financial statements for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 (collectively, the “Prior Financial Statements”) should not be relied upon because of errors in the Prior Financial Statements. PHH reported that it has determined that the correction of these errors is material and will require the restatement of certain of its Prior Financial Statements. PHH reported that until it is able to correct these errors, the Prior Financial Statements should no longer be relied upon, and financial statements for other periods may also be affected. PHH also reported that the audit reports of Deloitte & Touche LLP, its independent registered public accounting firm, relating to the Prior Financial Statements similarly may not be relied upon. PHH reported that the errors also affect financial information for the periods mentioned that it included in certain of its other disclosures, such as in press releases and Current Reports on Form 8-K.

PHH reported that it has identified certain accounting errors in its Prior Financial Statements, including the appropriateness of a portion of mortgage re-insurance premiums being included as a component of the cash flows of its mortgage servicing rights (“MSRs”). PHH reported that prior to the second quarter of 2003, it capitalized the estimated future cash flows related to mortgage re-insurance premiums as part of its MSRs. PHH reported that it ceased capitalizing new mortgage re-insurance premiums in the second quarter of 2003 and the balance of previously capitalized mortgage re-insurance premiums was fully amortized as of the end of the first quarter of 2005. PHH reported that it intends to change this accounting treatment, which it expects will impact only the timing of revenue recognition. PHH reported that while further analysis is required, it expects this change will result in a reduction in pre-tax income of approximately $108 million in years prior to 2001 and $27 million in 2001, and an offsetting increase in pre-tax income of approximately $44 million in 2002, $70 million in 2003, $19 million in 2004 and $2 million in 2005.

PHH reported that its Audit Committee has discussed the matters disclosed above with Deloitte & Touche LLP.

PHH reported that it has concluded its evaluation of the following accounting matters identified in the Form 8-Ks:

•
After evaluating the documentation and other information concerning the operations of PHH Home Loans LLC, the mortgage joint venture between Cendant and PHH Mortgage, which commenced operations in October 2005, it has determined that the operations of PHH Home Loans, LLC should be consolidated in its financial statements. PHH reported that this is consistent with its historical accounting treatment.

•
After evaluating certain Spin-Off deferred tax assets relating to alternative minimum tax credits and net operating loss carryforwards, it has determined that it will record valuation allowances against these deferred tax assets relating to the net operating loss carryforwards, which will result in the impairment of such deferred tax assets and require a charge to net income of approximately $25 million in 2005.

•
PHH reported that as previously disclosed, it has evaluated and resolved the appropriateness of state tax effective rates included in its income tax provision, which it expects will result in a charge to its 2005 net income of approximately $6 million.

•
PHH reported that it has reevaluated the appropriateness of including a portion of mortgage re-insurance premiums as a component of the cash flows of its MSRs. PHH reported that prior to the second quarter of 2003, it capitalized the estimated future cash flows related to mortgage re-insurance premiums as part of its MSRs. PHH reported that it ceased capitalizing new mortgage re-insurance premiums in the second quarter of 2003 and the balance of previously capitalized mortgage re-insurance premiums was fully amortized as of the end of the first quarter of 2005. PHH reported that it intends to change this accounting treatment, which it expects will impact only the timing of revenue recognition. PHH reported that while further analysis is required, it expects this change will result in a reduction in pre-tax income of approximately $108 million in years prior to 2001 and $27 million in 2001, and an offsetting increase in pre-tax income of approximately $44 million in 2002, $70 million in 2003, $19 million in 2004 and $2 million in 2005.

PHH reported that it continues to evaluate the following accounting matters identified in the Form 8-Ks and certain other accounting matters in conjunction with the preparation of its 2005 financial statements:

•
The appropriateness of not recording federal income tax reserves and valuation allowances associated with the amended and restated tax sharing agreement dated as of December 21, 2005 with Cendant post Spin-Off, which PHH reported may result in the creation of a reserve and/or valuation allowance and a charge to PHH’s 2005 net income. PHH reported that this analysis requires an in-depth examination of the tax accounting methodologies previously utilized with respect to a wide range of financial instruments used by PHH in the ordinary course of business, including the tax classification of derivatives, hedges and swaps.

•
The appropriateness of not recording certain amounts relating to an ongoing audit by the Canadian tax authorities of the goods and service tax, which if unfavorably resolved could result in additional taxes, interest and penalties of approximately $16 million in 2005.

•
The $239 million goodwill impairment recorded in the first quarter of 2005 as a result of the Spin-Off. PHH reported that its analysis of this matter is ongoing and has been complicated by the need to obtain and evaluate certain historical information and documentation going back to 2001.

•
The reevaluation of $21 million of certain intangibles related to trademarks and customer lists in connection with the goodwill reallocation recorded at the time of the Spin-Off and the resulting goodwill impairment previously recorded in the first quarter of 2005, which PHH reported may result in a reclassification to goodwill and an impairment of such goodwill and could potentially be reflected as a charge to its 2005 net income of as much as $21 million. PHH reported that its analysis of this $21 million of intangibles is ongoing and it expects that this matter will be resolved in conjunction with the resolution of the $239 million goodwill impairment taken at the time of the Spin-Off.

•
The appropriateness of the timing of revenue recognition related to loan sales from PHH Mortgage to Bishops Gate Residential Mortgage Trust (“Bishop's Gate”), a consolidated special purpose entity, prior to the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), and the accounting for derivatives and hedging activities related to loans held for sale under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). PHH reported that prior to the date of adoption of FIN 46 in the second quarter of 2003 and the related consolidation of Bishop’s Gate, it recorded loan sales to Bishop’s Gate at the time of sale; however, PHH reported that the gain on sale was deferred until it completed its obligation to assist Bishop’s Gate in selling those loans to third-party investors. PHH reported that in addition, it employed derivatives to hedge its interest rate risk from interest rate lock commitments, loans held for sale, and loans held by Bishop’s Gate and used hedge accounting from the date of adoption of SFAS 133 in the first quarter of 2001 through the third quarter of 2003. PHH reported that it discontinued hedge accounting in the fourth quarter of 2003 and developed enhanced systems to meet the documentation requirements of SFAS 133 and resumed hedge accounting late in the first quarter of 2004. PHH reported that this assessment may result in the identification of errors in the timing of revenue recognition for the periods in 2004 and prior. PHH reported that while further analysis is required, it estimates the potential impact related to these items could result in increases in pre-tax income of approximately $17 million in years prior to 2001 and $39 million in 2001 and offsetting decreases in pre-tax income of approximately $24 million in 2002, $30 million in 2003 and $2 million in 2004. PHH reported that it does not expect that this change in accounting treatment will impact pre-tax income in 2005.

•
The reevaluation of contemporaneous documentation required to employ SFAS 133 hedge accounting to certain financial instruments used to hedge interest rate risk for the years 2002 through 2005. PHH reported that while further analysis is required, this reevaluation may result in the disallowance of hedge accounting previously used for these hedging arrangements. PHH reported that it estimates the aggregate potential impact could result in a net increase to pre-tax income of $20 million in 2002, partially offset by net decreases to pre-tax income of $7 million in 2003, $5 million in 2004, and $6 million in 2005.

•
The reevaluation of the timing of recognition of motor company monies that impact the basis in PHH’s leased vehicles and depreciation methodologies applied to certain of its leased vehicles, which PHH reported could result in changes to its depreciation expense. PHH reported that while further analysis is required, it estimates the aggregate potential impact could result in net decreases to pre-tax income of $10 million in years prior to 2001, $3 million in 2001 and $2 million in 2002, partially offset by net increases to pre-tax income of $1 million in 2003, $5 million in 2004, and $3 million in 2005.

PHH reported that because the preparation of its financial statements continues, certain of the accounting matters identified at this stage as well as the potential impact of certain of these matters on its financial statements have not yet been finalized and are subject to change. PHH reported that as it continues the process of evaluating the accounting issues identified in the Form 8-Ks and completing the preparation of its financial statements, additional material accounting issues may be identified which, individually or in the aggregate, may result in material impairments to assets and/or material adjustments to or restatements of its financial statements for prior periods or prior fiscal years beyond those that it has already disclosed.

PHH reported that it continues to believe it has adequate liquidity to fund its operating cash needs. PHH reported that it has previously obtained certain waivers and continues to seek additional waivers extending the date for delivery of its audited financial statements, or the audited financial statements of its subsidiaries, and other documents related to such financial statements to certain lenders, trustees and other third parties in connection with certain of its financing, servicing, hedging and related agreements and instruments (collectively, our “Financing Agreements”).

PHH reported that its revolving credit facilities and various other Financing Agreements require, among other things that it file, and/or deliver to the various lenders and trustees (within various specified periods of time), its financial statements or the financial statements of its mortgage services segment. PHH reported that it has discussed the aforementioned accounting matters with its principal lenders and trustees under its revolving credit facilities and various other Financing Agreements. PHH reported that as previously disclosed, it has obtained waivers under its $1.3 billion Five-Year Amended and Restated Competitive Advance and Revolving Credit Agreement, its $500 million Revolving Credit Agreement, and certain other facilities waiving certain potential breaches of covenants under those instruments and extending the deadline (the “Extended Deadline”) for the delivery of its financial statements and/or its 2005 annual servicing report to the various lenders under those instruments until September 30, 2006, unless the principal amount of any indebtedness issued under its public notes indenture shall become due and payable (other than by optional redemption) prior to such date. PHH reported that it has not received any notices of default accelerating its payment of its currently outstanding indebtedness.

PHH reported that under certain of its Financing Agreements, the lenders or trustees have the right to notify PHH if they believe PHH has breached a covenant under the operative documents and may declare an event of default. PHH reported that if it receives notice and is unable to cure the events of default or obtain necessary waivers within the required time periods or certain extended time periods, the maturity of some of its debt could be accelerated and its ability to incur additional indebtedness could be restricted.

PHH reported that Bishop’s Gate, a consolidated special purpose entity, received a notice (the “Notice”), dated July 10, 2006, from The Bank of New York, as Indenture Trustee (the “BG Trustee”), that certain events of default have occurred under the Base Indenture dated December 11, 1998 (the “Indenture”) between the BG Trustee and Bishop’s Gate, pursuant to which Bishop’s Gate Residential Mortgage Loan Medium Term Notes, Variable Rate Notes, Series 1999-1, Due 2006 and Variable Rate Notes, Series 2001-2, Due 2008 (collectively, the “Notes”) were issued. PHH reported that the total principal outstanding under the Notes is $800 million. PHH reported that it is in discussions with the BG Trustee seeking to obtain a waiver of any events of default under the Indenture from the required parties.

PHH reported that the Notice indicates that events of default occurred as a result of Bishop’s Gate’s failure to provide the BG Trustee with its and certain other audited annual and unaudited quarterly financial statements. PHH reported that while the Notice further informed the holders of the Notes of these events of default, the notice received did not constitute a notice of acceleration of repayment of the Notes. PHH reported that the Notice creates an event of default under the Amended and Restated Liquidity Agreement (the “Liquidity Agreement”), dated as of December 11, 1998, as further amended and restated as of December 2, 2003, among Bishop’s Gate, certain banks listed therein and JPMorgan Chase Bank, as Agent. PHH reported that the Liquidity Agreement supports commercial paper issued by Bishop’s Gate. PHH reported that it has received approvals from the required banks and is in the process of obtaining other approvals required under the Liquidity Agreement in order to finalize a waiver of this event of default.

PHH reported that there can be no assurance that any required waivers under any of its Financing Agreements will be received on a timely basis, if at all, or that any waivers obtained, including the waivers it has already obtained as described above, will extend for a sufficient period of time to avoid an acceleration event, an event of default or other restrictions on its business operations. Failure to obtain waivers could be material and adverse to its business, liquidity and financial condition.

PHH reported that it has obtained certain waivers and continues to seek additional waivers extending the date for delivery of the audited financial statements of its subsidiaries and other documents related to such financial statements to certain regulators, investors in mortgage loans and other third parties in order to satisfy state mortgage licensing regulations and certain contractual requirements. PHH reported that it will continue to seek similar waivers as a result of the aforementioned accounting matters as may be necessary, however there can be no assurance that any required waivers will be received on a timely basis, if at all, or that any waivers obtained, including the waivers it has already obtained, will extend for a sufficient period of time to avoid restrictions on its business operations. The failure to obtain waivers from investors in mortgage loans and other parties or the loss of licenses to do mortgage business in one or more states could be material and adverse to its business, liquidity and financial condition.

PHH reported that it has not completed its assessment of internal controls over financial reporting as of December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act of 2002. PHH reported that it has, however, identified a number of internal control deficiencies, some of which have been classified as material weaknesses and others that may be classified as significant deficiencies that alone or in the aggregate may constitute material weaknesses. A material weakness is a control deficiency (within the meaning of Public Company Accounting Oversight Board Auditing Standard No. 2), or combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by employees in the normal course of their assigned functions. PHH reported that it expects to conclude that its disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) as of the year ended December 31, 2005 and the quarters ended March 31, 2006 and June 30, 2006 were not effective. PHH reported that additional discussion regarding its controls and procedures will be included in its Form 10-K and its Quarterly Reports on Form 10-Q when filed.

PHH reported that the aforementioned control deficiencies have contributed to the delay in the finalization of its financial statements and its management intends to remediate such control deficiencies as promptly as possible. PHH reported that it has and will continue to devote substantial time and incur significant expense in connection with meeting these requirements.

PHH disclosed the developments described in this section in Form 8-K reports that it filed with the SEC on March 1, March 13, March 17, April 6, 2006, April 27, May 11, June 12, and July 21, 2006, respectively, and which reports you can find on the SEC website at www.sec.gov. These Form 8-K reports shall not be deemed to be incorporated by reference into this term sheet supplement or the depositor’s registration statement. The developments described in this section and in the SEC filings identified herein could have a material impact on the ability of PHH Mortgage to service the mortgage loans and perform its duties under the Agreement. The inability of PHH Mortgage to perform these functions could have a material adverse effect on the value of the certificates.

THE DEPOSITOR

The depositor is a limited liability company whose sole member is PHH Mortgage Corporation, which owns 100% of the economic interests in the depositor. The depositor was formed in the State of Delaware on August 31, 2001. The depositor was organized for the purpose of serving as a private secondary mortgage market conduit. The depositor does not have, nor is it expected in the future to have, any significant assets.

The depositor has been serving as a private secondary mortgage market conduit for residential mortgage loans since 2002. Since that time it has been involved in the issuance of public securities backed by residential mortgage loans in excess of $3,744,523,796.

After issuance and registration of the securities contemplated in this prospectus and any supplement hereto, the depositor will have no duties or responsibilities with respect to the poll assets or the securities.

The depositor maintains its principal office at 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, New Jersey 08054. Its telephone number is (856) 917-6000.

STATIC POOL INFORMATION

The depositor will make available any of the Sponsor’s material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located at http://www.phhmortgagembs.com/reportsAB.html at the link titled “view Series 2006-1AL”. Access to this web address is unrestricted and free of charge. The static pool information includes (i) information about the original characteristics of Alt-A fixed-rate mortgage loans originated by the Sponsor by month of origination, as of the first day of the month for that vintage pool and (ii) delinquency, loss and prepayment information about each vintage pool.

The static pool information is not deemed to be a part of the accompanying base prospectus or the depositor’s registration statement to the extent that the static pool information relates to any vintage pool that relates to mortgage loans originated prior to January 1, 2006.

YIELD ON THE CERTIFICATES

Shortfalls in Collections of Interest

When a principal prepayment in full is made on a mortgage loan, the mortgagor is charged interest only for the period from the Due Date of the preceding monthly payment up to the date of the principal prepayment, instead of for a full month. When a partial principal prepayment is made on a mortgage loan, the mortgagor is not charged interest on the amount of the prepayment for the month in which the prepayment is made. In addition, the application of the Relief Act to any mortgage loan will adversely affect, for an indeterminate period of time, the ability of the Master Servicer to collect full amounts of interest on the mortgage loan. See “Legal Aspects of the Mortgage Loans—Servicemembers Civil Relief Act” in the base prospectus. The Master Servicer is obligated to pay from its own funds only those interest shortfalls attributable to full and partial prepayments by the mortgagors on the mortgage loans, but only to the extent of its aggregate Servicing Fee for the related Due Period. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this term sheet supplement. Accordingly, the effect of (1) any principal prepayments on the mortgage loans, to the extent that any resulting Prepayment Interest Shortfall exceeds any Compensating Interest or (2) any shortfalls resulting from the application of the Relief Act, will be to reduce the aggregate amount of interest collected that is available for distribution to holders of the certificates. Any resulting shortfalls will be allocated among the certificates as provided in this term sheet supplement under “Description of the Certificates—Allocation of Available Funds—Interest Distributions on the Offered Certificates.”

General Yield and Prepayment Considerations

The yield to maturity of the Offered Certificates will be sensitive to defaults on the mortgage loans. If a purchaser of an Offered Certificate calculates its anticipated yield based on an assumed rate of default and amount of losses that is lower than the default rate and amount of losses actually incurred, its actual yield to maturity will be lower than that so calculated. In general, the earlier a loss occurs, the greater is the effect on an investor’s yield to maturity. There can be no assurance as to the delinquency, foreclosure or loss experience with respect to the mortgage loans.

The rate of principal payments, the aggregate amount of distributions and the yields to maturity of the Offered Certificates will be affected by the rate and timing of payments of principal on the mortgage loans. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans and by the rate of principal prepayments (including for this purpose prepayments resulting from refinancing, liquidations of the mortgage loans due to defaults, casualties or condemnations and repurchases by the related Seller). The mortgage loans are subject to the “due-on-sale” provisions included therein. See “The Mortgage Pool” in this term sheet supplement.

Prepayments, liquidations and purchases of the mortgage loans (including any optional purchases) will result in distributions on the Offered Certificates (other than any Interest Only Strip Certificates) of principal amounts which would otherwise be distributed over the remaining terms of the mortgage loans. Since the rate of payment of principal on the mortgage loans will depend on future events and a variety of other factors, no assurance can be given as to such rate or the rate of principal prepayments. The extent to which the yield to maturity of a class of Offered Certificates may vary from the anticipated yield will depend, in the case of the Offered Certificates, upon the degree to which such class of certificates is purchased at a discount or premium. Further, an investor should consider the risk that, in the case of any Offered Certificate purchased at a discount, a slower than anticipated rate of principal payments (including prepayments) on the mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Offered Certificate purchased at a premium, a faster than anticipated rate of principal payments on the mortgage loans could result in an actual yield to such investor that is lower than the anticipated yield.

The rate of principal payments (including prepayments) on pools of mortgage loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in mortgagors’ housing needs, job transfers, unemployment, mortgagors’ net equity in the mortgaged properties and servicing decisions. In general, if prevailing interest rates were to fall significantly below the mortgage rates on the mortgage loans, such mortgage loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on such mortgage loans. Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on such mortgage loans would generally be expected to decrease. The mortgage loans may be subject to a greater rate of principal prepayments in a low interest rate environment. For example, if prevailing interest rates were to fall, mortgagors may be inclined to refinance their mortgage loans with a fixed-rate loan in order to “lock in” the then-current lower interest rate or to refinance their mortgage loans with adjustable-rate mortgage loans with low introductory interest rates. In addition, because mortgagors of Relocation Mortgage Loans are more likely to be transferred by their employers than mortgagors in general, Relocation Mortgage Loans are generally believed to prepay faster than other loans with similar characteristics that are not Relocation Mortgage Loans. No assurances can be given as to the rate of prepayments on the mortgage loans in stable or changing interest rate environments.

Because principal distributions are paid to certain classes of Offered Certificates before other classes, holders of classes of Offered Certificates having a later priority of payment bear a greater risk of loss than holders of classes having earlier priorities for distribution of principal.

Market Interest Rate Considerations

Because the mortgage rates on the mortgage loans are fixed interest rates and the Pass-Through Rates on the Offered Certificates (other than any Principal Only Certificates (which are not entitled to any distributions of interest), Adjustable Rate Certificates or Interest Only Strip Certificates) are derived from the fixed rates on the mortgage loans or, in the case of any Interest Only Strip Certificates, the related Pass-Through Rate is a fixed rate, these rates will not change in response to changes in market interest rates. Accordingly, if mortgage market interest rates or market yields for securities similar to the Offered Certificates were to rise, the market value of the Offered Certificates (other than any Principal Only Certificates or Adjustable Rate Certificates) may decline.

Yield Sensitivity of the Accretion Directed and Accrual Certificates

On or prior to the related Accretion Termination Date, the Accretion Directed Certificates, as and to the extent described in this term sheet supplement, will receive as monthly principal distributions the related Accrual Distribution Amount. On or prior to the related Accretion Termination Date, interest shortfalls allocated to the Accrual Certificates will reduce the amount added to the Certificate Principal Balance of those certificates relating to interest accrued thereon and will result in a corresponding reduction of the amount available for distributions relating to principal on the related Accretion Directed Certificates. Furthermore, because these interest shortfalls will result in the Certificate Principal Balance of the Accrual Certificates being less than they would otherwise be, the amount of interest that will accrue in the future on the Accrual Certificates and be available for distributions relating to principal on the related Accretion Directed Certificates will be reduced. Accordingly, the weighted average lives of the Accretion Directed Certificates would be extended.

In addition, investors in the Accrual Certificates should be aware that the related Accretion Termination Date may be later, or earlier, than otherwise assumed if prepayments on the mortgage loans occur slower, or faster, than anticipated. Investors in the Accrual Certificates should also be aware that the related Accretion Termination Date could be different from that assumed at the time of purchase.

Because the Accrual Certificates are not entitled to receive any distributions of interest, other than as described in this term sheet supplement, until the occurrence of the related Accretion Termination Date, those certificates will likely experience greater price and yield volatility than would mortgage pass-through certificates that are otherwise similar but which are entitled to current distributions of interest. Investors should consider whether this volatility is suitable to their investment needs.

Yield Sensitivity of the PAC Certificates

Any PAC Certificates will be structured so that principal distributions will be made in the amounts determined by using the table entitled “Planned Principal Balances” in the related term sheet, assuming that prepayments on the mortgage loans occur each month at a constant level within the PAC targeted range described in the related term sheet, and based on other assumptions.

There can be no assurance that funds available for distribution of principal on the PAC Certificates will result in the Certificate Principal Balance of the PAC Certificates equaling the related Planned Principal Balance for any distribution date. To the extent that prepayments occur at a level below the PAC targeted range, the funds available for principal distributions on the PAC Certificates on each distribution date may be insufficient to reduce the Certificate Principal Balance of the PAC Certificates to the related Planned Principal Balance for that distribution date and the weighted average lives of the PAC Certificates may be extended. Conversely, to the extent that prepayments occur at a level above the related PAC targeted range, after the aggregate Certificate Principal Balance of the related Companion Certificates has been reduced to zero, the Certificate Principal Balance of the PAC Certificates may be reduced below the related Planned Principal Balance and the weighted average lives of the PAC Certificates may be reduced. In addition, the averaging of high and low mortgagor prepayment rates, even if the average prepayment level is within the related PAC targeted range, will not ensure the distributions on the PAC Certificates of an amount that will result in the Certificate Principal Balance of the PAC Certificates equaling their related Planned Principal Balance on any distribution date because the balance of the portion of the Senior Principal Distribution Amount remaining after distribution on the PAC Certificates will be distributed on each distribution date and therefore will not be available for subsequent distributions on the PAC Certificates.

Investors in the PAC Certificates should be aware that the stabilization provided by the related Companion Certificates is sensitive to the rate of mortgagor prepayments on the mortgage loans, and that the aggregate Certificate Principal Balance of the Companion Certificates may be reduced to zero significantly earlier than anticipated.

Yield Sensitivity of the TAC Certificates

Any TAC Certificates will be structured so that principal distributions will be made in the amounts determined by using the table entitled “Targeted Principal Balances” and the cash flow allocation provisions described in the related term sheet, assuming that prepayments on the mortgage loans occur each month at the constant level described in the related term sheet, and based on certain other assumptions.

There can be no assurance that funds available for distribution of principal on the TAC Certificates will result in the Certificate Principal Balance of the TAC Certificates equaling their related Targeted Principal Balance for any distribution date. To the extent that prepayments occur at a level below the related target level the funds available for principal distributions on the related TAC Certificates on each distribution date may be insufficient to reduce the Certificate Principal Balance of the related TAC Certificates to their related Targeted Principal Balance for that distribution date and the weighted average lives of the related TAC Certificates may be extended. Conversely, to the extent that prepayments occur at a level above the targeted level, the Certificate Principal Balance of the related TAC Certificates may be reduced below their related Targeted Principal Balance and the weighted average lives of the TAC Certificates may be reduced.

Investors in any TAC Certificates should be aware that the stabilization provided by the related Companion Certificates is sensitive to the rate of mortgagor prepayments on the mortgage loans, and that the Certificate Principal Balance of the related Companion Certificates may be reduced to zero significantly earlier than anticipated.

Yield Sensitivity of the PAC Certificates and the TAC Certificates

It is very unlikely that the mortgage loans will prepay at any particular constant rate. Furthermore, the Planned Principal Balances and Targeted Principal Balances listed in the tables entitled “Planned Principal Balances” or “Targeted Principal Balances,” as applicable, in the related term sheet will be calculated based on assumptions which may differ from the actual performance of the mortgage loans. The actual prepayment rates that will result in the Certificate Principal Balance of the PAC Certificates equaling their related Planned Principal Balance listed in the related table may differ from the rates used to calculate those amounts and the actual prepayment rates that will result in the Certificate Principal Balance of the TAC Certificates equaling their related Targeted Principal Balance listed in the related table may differ from the rates used to calculate those amounts. The prepayment rates that will result in the Certificate Principal Balance of the PAC Certificates and the Certificate Principal Balance of the TAC Certificates equaling those amounts may vary over time as a result of the actual prepayment experience of the mortgage loans. Moreover, because the Planned Principal Balances and Targeted Principal Balances will be calculated using some assumptions regarding the mortgage loans, the actual prepayment behavior of the individual mortgage loans could be such that:

the amount available for distributions of principal in reduction of the PAC Certificates may not result in the Certificate Principal Balance equaling their Planned Principal Balance even if prepayments were at a constant speed within the related PAC targeted range, and the amount available for distributions of principal in reduction of the TAC Certificates may not result in the Certificate Principal Balance equaling their Targeted Principal Balance even if prepayments were at a constant speed equal to the targeted range.

Yield Sensitivity of the Companion Certificates

Investors in any Companion Certificates should be aware that the stabilization provided by the Companion Certificates is sensitive to the rate of mortgagor prepayments on the mortgage loans, and that the aggregate Certificate Principal Balance of the Companion Certificates may be reduced to zero significantly earlier than anticipated.

Any Companion Certificates will receive monthly principal distributions from amounts included in the Senior Principal Distribution Amount only after distribution of amounts sufficient to reduce the Certificate Principal Balance of the related PAC Certificates or TAC Certificates to their related Planned Principal Balance or Targeted Principal Balance, as applicable, for any distribution date. Due to the companion nature of the Companion Certificates, these certificates will likely experience price and yield volatility. Investors should consider whether such volatility is suitable to their investment needs.

Yield Sensitivity of the Lockout Certificates

Investors in any Lockout Certificates should be aware that because the Lockout Certificates do not receive any distributions of principal prior to the distribution date occurring in the 61st month following the closing date and, until the distribution date occurring in the 109th month following the closing date, the Lockout Certificates will receive a disproportionately small portion of principal payments or principal prepayments, as described in the related term sheet, unless the Certificate Principal Balances of the Class A Certificates, other than the Lockout Certificates, have been reduced to zero, the weighted average life of such Lockout Certificates will be longer than would otherwise be the case. The effect on the market value of the Lockout Certificates of changes in market interest rates or market yields for similar securities will be greater than for other classes of Class A Certificates entitled to principal distributions.

Yield Sensitivity of the Interest Only Strip Certificates

The pre-tax yield to maturity on the Interest Only Strip Certificates will be extremely sensitive to both the timing and receipt of prepayments and the overall rate of principal prepayments and defaults on the mortgage loans to the extent allocated to the related Senior Certificates, which rate may fluctuate significantly over time. Investors in the Interest Only Strip Certificates should fully consider the risk that a rapid rate of prepayments on the mortgage loans to the extent allocated to the related Senior Certificates could result in the failure of those investors to fully recover their investments.

Yield Sensitivity of the Principal Only Certificates

Because Principal Only Certificates will be purchased at a discount, the pre-tax yield on any Principal Only Certificates will be adversely affected by slower than expected payments of principal, including prepayments, defaults, liquidations and purchases of mortgage loans due to a breach of a representation and warranty. A lower than anticipated rate of principal prepayments on the mortgage loans will have a material adverse effect on the yield to maturity of any Principal Only Certificates.

Yield Sensitivity of the Adjustable Rate Certificates

The yields to investors on any Adjustable Rate Certificates will be sensitive to fluctuations in the level of LIBOR. The Pass-Through Rates on any Adjustable Rate Certificates will vary with, or inversely with, LIBOR or a multiple of LIBOR, as described in the related term sheet. In addition, the Pass-Through Rates on the Adjustable Rate Certificates may be subject to maximum and minimum Pass-Through Rates and would therefore be limited despite changes in LIBOR in some circumstances. Changes in the level of LIBOR may not correlate with changes in prevailing mortgage interest rates or changes in other indices. It is possible that lower prevailing mortgage interest rates, which might be expected to result in faster prepayments, could occur concurrently with an increased level of LIBOR. Investors in the Adjustable Rate Certificates should also fully consider the effect on the yields on those certificates of changes in the level of LIBOR.

Yield Sensitivity of the Class B Certificates

If the Certificate Principal Balances of the Class B-4, Class B-5 and Class B-6 Certificates have been reduced to zero, the yield to maturity on the Class B-3 Certificates will become extremely sensitive to losses on the mortgage loans (and the timing thereof) that are covered by subordination, because the entire amount of any Realized Losses will be allocated to the Class B-3 Certificates. If the Certificate Principal Balance of the Class B-3 Certificates has been reduced to zero, the yield to maturity on the Class B-2 Certificates will become extremely sensitive to losses on the mortgage loans (and the timing thereof) that are covered by subordination, because the entire amount of any Realized Losses will be allocated to the Class B-2 Certificates. If the Certificate Principal Balance of the Class B-2 Certificates has been reduced to zero, the yield to maturity on the Class B-1 Certificates will become extremely sensitive to losses on the mortgage loans (and the timing thereof) that are covered by subordination, because the entire amount of any Realized Losses will be allocated to the Class B-1 Certificates.

Investors in the Class B Certificates should fully consider the risk that Realized Losses on the mortgage loans could result in the failure of such investors to fully recover their investments. In addition, once Realized Losses have been allocated to the Class B Certificates, such amounts with respect to such certificates will no longer accrue interest and will not be reinstated thereafter.

Unless the Certificate Principal Balances of the Class A Certificates have been reduced to zero, the Class B Certificates will not be entitled to any distributions of principal prepayments until the distribution date in the 61st month following the closing date. Until the distribution date in the 109th month following the closing date, all or a disproportionately large portion of principal prepayments on the mortgage loans may be allocated to the Class A Certificates as described in this term sheet supplement, and none or a disproportionately small portion of the principal prepayments may be paid to the holders of the Class B Certificates. As a result, the weighted average lives of the Class B Certificates will be longer than would be the case if distributions of principal prepayments were allocated on a pro rata basis among the Class A Certificates and Class B Certificates. As a result of the longer weighted average lives of the Class B Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments.

For additional considerations relating to the yields on the certificates, see “Yield Considerations” and “Maturity and Prepayment Considerations” in the base prospectus.

Yield Sensitivity of the Class R Certificates

The Class R Certificateholders’ after-tax rate of return on their Class R Certificates will reflect their pre-tax rate of return, reduced by the taxes required to be paid with respect to the Class R Certificates. Holders of Class R Certificates may have tax liabilities with respect to their Class R Certificates during the early years of the trust’s term that substantially exceed any distributions payable thereon during any such period. In addition, holders of Class R Certificates may have tax liabilities with respect to their Class R Certificates the present value of which substantially exceeds the present value of distributions payable thereon and of any tax benefits that may arise with respect thereto. Accordingly, the after-tax rate of return on the Class R Certificates may be negative or may otherwise be significantly adversely affected. The timing and amount of taxable income attributable to the Class R Certificates will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the mortgage pool.

The Class R Certificateholders are encouraged to consult their tax advisors as to the effect of taxes and the receipt of any payments made to those holders in connection with the purchase of the Class R Certificates on after-tax rates of return on the Class R Certificates. See “Material Federal Income Tax Consequences” in this term sheet supplement and “Material Federal Income Tax Consequences” in the base prospectus.

Final Scheduled Distribution Date

With respect to each class of Offered Certificates the final scheduled distribution date is the distribution date set forth in the related term sheet, which is the distribution date in the month following the scheduled maturity date for the latest maturing mortgage loan.

Weighted Average Lives

The timing of changes in the rate of principal prepayments on the mortgage loans may significantly affect an investor’s actual yield to maturity, even if the average rate of principal prepayments is consistent with such investor’s expectation. In general, the earlier a principal prepayment on the mortgage loans occurs, the greater the effect of such principal prepayment on an investor’s yield to maturity. The effect on an investor’s yield of principal prepayments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal prepayments.

The weighted average life of an Offered Certificate is the average amount of time that will elapse from the closing date, until each dollar of principal is repaid to the investors in such certificate. Because it is expected that there will be prepayments and defaults on the mortgage loans, the actual weighted average lives of these certificates are expected to vary substantially from the weighted average remaining terms to stated maturity of the mortgage loans as set forth in the related term sheet.

DESCRIPTION OF THE CERTIFICATES

General

The PHHMC Series 2006-1AL Certificates will consist of the Senior Certificates and Class B Certificates listed in the accompanying term sheet, which are referred to collectively in this term sheet supplement as the Offered Certificates. The Class R Certificates or the Residual Certificates will each represent the sole class of residual interests in the related REMIC.

The certificates represent in the aggregate the entire beneficial ownership interest in a trust fund consisting primarily of a pool of mortgage loans.

Each class of the Offered Certificates will have the approximate initial Certificate Principal Balance or Notional Amount and Pass-Through Rate as set forth in the related term sheet.

The Offered Certificates, other than the Class R Certificates, will be issued, maintained and transferred on the book-entry records of DTC and its participants in minimum denominations representing Certificate Principal Balances or Notional Amounts of $25,000 and integral multiples of $1 in excess thereof. The Class R Certificates will be issued in registered, certificated form in minimum denominations of a 20% percentage interest, except in the case of one certificate of each class of Class R Certificates, as otherwise described in this term sheet supplement under “Material Federal Income Tax Consequences.”

The Book-Entry Certificates will initially be represented by one or more global certificates registered in the name of a nominee of DTC. The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No person acquiring an interest in any class of the Book-Entry Certificates will be entitled to receive a certificate representing such person’s interest, except as set forth below under “—Definitive Certificates.” Unless and until definitive certificates are issued under the limited circumstances described in this term sheet supplement, all references to actions by certificateholders with respect to the Book-Entry Certificates shall refer to actions taken by DTC upon instructions from its participants and all references in this term sheet supplement to distributions, notices, reports and statements to certificateholders with respect to the Book-Entry Certificates shall refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Book-Entry Certificates, for distribution to Certificate Owners in accordance with DTC procedures. See “—Registration of the Book-Entry Certificates” and “—Definitive Certificates” in this term sheet supplement.

The definitive certificates, if ever issued, will be transferable and exchangeable at the offices of the Trustee designated by the Trustee from time to time for these purposes. The Trustee has initially designated its offices located at 111 Wall Street, 15th Floor, Attention: Securities Window, New York, New York 10005 for such purpose. No service charge will be imposed for any registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

All distributions to holders of the certificates, other than the final distribution on any class of certificates, will be made on each distribution date by or on behalf of the Trustee to the persons in whose names the certificates are registered at the close of business on the related Record Date. Distributions will be made by wire transfer in immediately available funds to the account of the certificateholders specified in the request. The final distribution on any class of certificates will be made in like manner, but only upon presentment and surrender of the class at the location specified by the Trustee in the notice to certificateholders of the final distribution.

Registration of the Book-Entry Certificates

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

Certificate Owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Book-Entry Certificates may do so only through DTC or indirectly through organizations which are participants in its system. In addition, the Trustee pays all principal and interest relating to Book-Entry Certificates to DTC, and Certificate Owners will receive all distributions of principal of and interest on the Book-Entry Certificates through DTC and DTC participants. Accordingly, Certificate Owners may experience delays in their receipt of payments. Unless and until definitive certificates are issued, it is anticipated that the only certificateholders of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be recognized by the Trustee as certificateholders, as such term is used in the Agreement and Certificate Owners will be permitted to exercise the rights of certificateholders only indirectly through DTC, its participants and indirect participants.

Under the Rules, DTC is required to make book-entry transfers of Book-Entry Certificates among participants and to receive and transmit distributions of principal of, and interest on, the Book-Entry Certificates. Participants and indirect participants with which Certificate Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit these payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess definitive certificates, the Rules provide a mechanism by which Certificate Owners, through their participants and indirect participants, will receive payments and will be able to transfer their interest in the Book-Entry Certificates.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and on behalf of certain banks, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to Book-Entry Certificates, may be limited due to the absence of physical certificates for the Book-Entry Certificates. In addition, under a book-entry format, Certificate Owners may experience delays in their receipt of payments since distribution will be made by the Trustee to Cede & Co., as nominee for DTC.

Under the Rules, DTC will take action permitted to be taken by a certificateholder under the Agreement only at the direction of one or more participants to whose DTC account the Book-Entry Certificates are credited. Additionally, under the Rules, DTC will take actions with respect to specified Voting Rights only at the direction of and on behalf of participants whose holdings of Book-Entry Certificates evidence these specified Voting Rights. DTC may take conflicting actions with respect to Voting Rights, to the extent that participants whose holdings of Book-Entry Certificates evidence Voting Rights, authorize divergent action.

The depositor, the Master Servicer and the Trustee will have no liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Book-Entry Certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Definitive Certificates

Definitive certificates will be issued to Certificate Owners or their nominees, respectively, rather than to DTC or its nominee, only if (1) the depositor advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as clearing agency with respect to the Book-Entry Certificates and the depositor is unable to locate a qualified successor, (2) the depositor, with the consent of the participants and the Trustee, elects to terminate the book-entry system through DTC with respect to some or all of the Book-Entry Certificates, or (3) after the occurrence of an event of default, Certificate Owners representing in the aggregate not less than 51% of the Voting Rights of the Book-Entry Certificates advise the Trustee and DTC through participants, in writing, that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners’ best interest. Additionally, after the occurrence of any event of default under the Agreement, any Certificate Owner materially and adversely affected by that event of default may, at its option, request and, subject to the procedures set forth in the Agreement, receive a definitive certificate evidencing that Certificate Owner’s fractional undivided interest in the related class of certificates.

Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee is required to notify all Certificate Owners through participants of the availability of definitive certificates. Upon surrender by DTC of the definitive certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the Book-Entry Certificates as definitive certificates issued in the respective principal amounts owned by individual Certificate Owners, and thereafter the Trustee will recognize the holders of definitive certificates as certificateholders under the Agreement. Definitive certificates will be issued in minimum denominations of $25,000, except that any beneficial ownership represented by a Book-Entry Certificate in an amount less than $25,000 immediately prior to the issuance of a definitive certificate shall be issued in a minimum denomination equal to the amount of the beneficial ownership.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, it is under no obligation to perform or continue to perform the procedures and the procedures may be discontinued at any time.

Allocation of Available Funds

Distributions to holders of each class of Offered Certificates will be made on each distribution date from the Available Distribution Amount.

Interest Distributions on the Offered Certificates

Holders of each class of Senior Certificates (other than any Principal Only Certificates) will be entitled to receive interest distributions in an amount equal to the Monthly Interest Distributable Amount on that class on each distribution date, to the extent of the Available Distribution Amount for that distribution date, commencing on the first distribution date in the case of all classes of Senior Certificates entitled to interest distributions, other than any Accrual Certificates, and commencing on the related Accretion Termination Date in the case of any Accrual Certificates.

Holders of each class of Class B Certificates will be entitled to receive interest distributions in an amount equal to the Monthly Interest Distributable Amount on that class on each distribution date, to the extent of the Available Distribution Amount for that distribution date after distributions of interest and principal to the Senior Certificates, reimbursements for some P&I Advances to the Master Servicer and distributions of interest and principal to any class of Class B Certificates having a higher payment priority.

Any Prepayment Interest Shortfalls which are not covered by the Master Servicer on any distribution date will not be reimbursed on any future distribution date. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this term sheet supplement.

If on any distribution date the Available Distribution Amount is less than the aggregate Monthly Interest Distributable Amount on the Senior Certificates, for that distribution date, the shortfall will be allocated among the holders of all classes of Senior Certificates (other than any Principal Only Certificates) or, in the case of any Super Senior Certificates, to the related Senior Support Certificates, in proportion to the respective amounts of the related Monthly Interest Distributable Amount for that distribution date. In addition, the amount of any such interest shortfalls that are covered by subordination or, in the case of the Super Senior Certificates, shortfalls that are covered by the related Senior Support Certificates, specifically, interest shortfalls not described in clauses (i) through (iv) in the definition of Monthly Interest Distributable Amount, will be unpaid Monthly Interest Distributable Amounts and will be distributable to holders of the certificates of those classes entitled to those amounts on subsequent distribution dates, in each case to the extent of available funds after interest distributions as required in this term sheet supplement.

These interest shortfalls could occur, for example, if delinquencies on the mortgage loans were exceptionally high and were concentrated in a particular month and P&I Advances by the Master Servicer did not cover the shortfall. Any amounts so carried forward will not bear interest.

On or prior to the distribution date on which the related Accretion Termination Date occurs, interest shortfalls allocated to any Accrual Certificates will reduce the amount that is added to the Certificate Principal Balance of those certificates in respect of the Monthly Interest Distributable Amount on that distribution date, and will result in a corresponding reduction of the amount available for distributions relating to principal on the related Accretion Directed Certificates and will cause the Certificate Principal Balance of those certificates to be reduced to zero later than would otherwise be the case. See “Yield on the Certificates” in this term sheet supplement. Because any interest shortfalls allocated to the Accrual Certificates will result in the Certificate Principal Balance of those certificates being less than they would otherwise be, the amount of the Monthly Interest Distributable Amount that will accrue on those certificates in the future and be available for distributions relating to principal on the related Accretion Directed Certificates will be reduced.

Any Principal Only Certificates will not be entitled to any distributions of interest.

Determination of LIBOR

LIBOR for any Accrual Period after the initial Accrual Period will be determined as described in the three succeeding paragraphs.

On each distribution date, LIBOR shall be established by the Trustee and as to any Accrual Period, LIBOR will equal the rate for United States dollar deposits for one month which appears on the Dow Jones Telerate Screen Page 3750 as of 11:00 A.M., London time, on the LIBOR Rate Adjustment Date. If the rate does not appear on that page or any other page as may replace that page on that service, or if the service is no longer offered, any other service for displaying LIBOR or comparable rates as may be selected by the Trustee after consultation with the Master Servicer, the rate will be the Reference Bank Rate.

The “Reference Bank Rate” will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks. The Reference Bank Rate will be determined as of 11:00 A.M., London time, on the day that is one LIBOR Business Day prior to the immediately preceding distribution date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the Adjustable Rate Certificates then outstanding. The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations. If on that date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Trustee after consultation with the Master Servicer, as of 11:00 A.M., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the Adjustable Rate Certificates then outstanding. If no quotations can be obtained, the rate will be LIBOR for the prior distribution date; provided however, if, under the priorities listed previously in this paragraph, LIBOR for a distribution date would be based on LIBOR for the previous distribution date for the third consecutive distribution date, the Trustee shall select an alternative comparable index over which the Trustee has no control, used for determining one-month Eurodollar lending rates that is calculated and published or otherwise made available by an independent party.

The establishment of LIBOR by the Trustee and the Trustee’s subsequent calculation of the Pass-Through Rates applicable to the Adjustable Rate Certificates for the relevant Accrual Period, in the absence of manifest error, will be final and binding.

Principal Distributions on the Senior Certificates

The holders of the Senior Certificates, other than any Interest Only Strip Certificates which are not entitled to distributions of principal, will be entitled to receive on each distribution date prior to the occurrence of the Credit Support Depletion Date, in the priority described in the related term sheet and to the extent of the portion of the Available Distribution Amount remaining after the distribution of the Senior Interest Distribution Amount, other than the Accrual Distribution Amounts, a distribution allocable to principal equal to the Senior Principal Distribution Amount and the Accrual Distribution Amounts.

On or after the occurrence of the Credit Support Depletion Date but prior to the reduction of any Senior Support Certificates to zero, all priorities relating to distributions as described in the related term sheet relating to principal among the Senior Certificates (other than any Interest Only Strip Certificates) will be disregarded. Instead, the Senior Principal Distribution Amount will be distributed to the remaining Senior Certificates (other than any Interest Only Strip Certificates), pro rata in accordance with their respective outstanding Certificate Principal Balances and the Senior Interest Distribution Amount will be distributed as described under “—Interest Distributions on the Offered Certificates”; provided that the aggregate amount distributable to any Super Senior Certificates and the related Senior Support Certificates in respect of the aggregate Accrued Certificate Interest thereon and in respect of their aggregate pro rata portion of the Senior Principal Distribution Amount will be distributed among those classes of certificates in the following priority: first, to the related Super Senior Certificates, up to an amount equal to the Monthly Interest Distributable Amount on the Super Senior Certificates; second, to the related Super Senior Certificates, up to an amount equal to the related Super Senior Optimal Principal Distribution Amount, in reduction of the Certificate Principal Balance thereof, until the Certificate Principal Balances thereof has been reduced to zero; third, to the related Senior Support Certificates, up to an amount equal to the Monthly Interest Distributable Amount thereon; and fourth, to the related Senior Support Certificates, the remainder, until the Certificate Principal Balance thereof has been reduced to zero

On or after the occurrence of the Credit Support Depletion Date and upon reduction of the Certificate Principal Balance of the Senior Support Certificates to zero, all priorities relating to distributions as described in the related term sheet relating to principal among the Senior Certificates (other than any Interest Only Strip Certificates) will be disregarded. Instead, the Senior Principal Distribution Amount will be distributed to the remaining Senior Certificates (other than any Interest Only Strip Certificates), pro rata in accordance with their respective outstanding Certificate Principal Balances and the Senior Interest Distribution Amount will be distributed as described above under “—Interest Distributions on the Offered Certificates.”

After reduction of the Certificate Principal Balances of the Senior Certificates to zero but prior to the Credit Support Depletion Date, the Senior Certificates will be entitled to no further distributions of principal, and the Available Distribution Amount will be paid solely to the holders of the Class B Certificates.

The related term sheet will contain tables that set forth for each distribution date the Planned Principal Balance for the PAC Certificates and the Targeted Principal Balances for the TAC Certificates.

There is no assurance that sufficient funds will be available on any distribution date to reduce the Certificate Principal Balance of the PAC Certificates or TAC Certificates to their related Planned Principal Balance or Targeted Principal Balance, as applicable, for that distribution date, or that distributions will not be made in excess of those amounts for that distribution date. The Planned Principal Balance and Targeted Principal Balance for each distribution date will be calculated based on assumptions, including the assumption that prepayments on the mortgage loans occur each month at a constant level between the related PAC targeted range or at the targeted rate, as applicable, in each case as described in the related term sheet. The performance of the mortgage loans may differ from the assumptions used in determining those balances. The Planned Principal Balances and Targeted Principal Balances are final and binding regardless of any error or alleged error in making the calculations.

There can be no assurance that funds available for distributions of principal in reduction of the Certificate Principal Balance of the PAC Certificates or TAC Certificates will be sufficient or will not be in excess of, amounts needed to reduce their Certificate Principal Balance to the Planned Principal Balance or Targeted Principal Balance, as applicable, for any distribution date. Distributions in reduction of the Certificate Principal Balance of the PAC Certificates or TAC Certificates may commence significantly later than would be anticipated based on the Planned Principal Balances or Targeted Principal Balances, as applicable, shown in the related table. Distributions of principal in reduction of the Certificate Principal Balance of the PAC Certificates or TAC Certificates may end significantly earlier or later than would be anticipated based on the Planned Principal Balances or Targeted Principal Balances, as applicable, shown in the related table.

Principal Distributions on the Class B-1, Class B-2 and Class B-3 Certificates

Holders of each class of the Class B-1, Class B-2 and Class B-3 Certificates will be entitled to receive on each distribution date, to the extent of the portion of the Available Distribution Amount remaining after:

• the sum of the Senior Interest Distribution Amount and Senior Principal Distribution Amount is distributed;

• reimbursement is made to the Master Servicer for some P&I Advances remaining unreimbursed following the final liquidation of the related mortgage loan to the extent described below under “—P&I Advances”;

• the aggregate amount of the Monthly Interest Distributable Amount and principal required to be distributed to any class of Class B Certificates having a higher payment priority on that distribution date is distributed to holders of that class of Class B Certificates; and

• the aggregate amount of the Monthly Interest Distributable Amount required to be distributed to that class of Class B Certificates on that distribution date is distributed to those Class B Certificates, a distribution allocable to principal in the sum of the following:

(i) the product of (A) the then-applicable related Class B Percentage and (B) the aggregate of the following amounts:

(1) the principal portion of all scheduled monthly payments on the mortgage loans due on the related due date, to the extent received or advanced, less the principal portion of Debt Service Reductions, which together with other Bankruptcy Losses are in excess of the Bankruptcy Amount;

(2) the principal portion of all proceeds of the repurchase of a mortgage loan (or, in the case of a substitution, amounts representing a principal adjustment), as required by the Agreement during the preceding calendar month; and

(3) the principal portion of all other unscheduled collections received during the preceding calendar month, other than full and partial mortgagor prepayments and any amounts received in connection with a Final Disposition of a mortgage loan described in clause (ii) below, to the extent applied as recoveries of principal;

(ii) that class’s pro rata share, based on the Certificate Principal Balance of each class of Class B Certificates then outstanding, of all amounts received in connection with the Final Disposition of a mortgage loan (x) that occurred during the preceding calendar month and (y) that did not result in any Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses, to the extent applied as recoveries of principal and to the extent not otherwise payable to the Senior Certificates;

(iii) the portion of all partial and full mortgagor prepayments made during the related Prepayment Period allocable to that class of Class B Certificates as described in the third succeeding paragraph;

(iv) if that class is the most senior class of certificates then outstanding, an amount equal to the Excess Subordinate Principal Amount, if any; and

(v) any amounts allocable to principal for any previous distribution date calculated pursuant to clauses (i) through (iii) above that remain undistributed to the extent that any of those amounts are not attributable to Realized Losses which were allocated to any class of Class B Certificates with a lower payment priority.

References in this term sheet supplement to “payment priority” of the Class B Certificates refer to a payment priority among those classes of certificates as follows: first, to the Class B-1 Certificates; second, to the Class B-2 Certificates; third, to the Class B-3 Certificates; fourth, to the Class B-4 Certificates; fifth, to the Class B-5 Certificates; and sixth, to the Class B-6 Certificates.

As to each class of Class B Certificates, on any distribution date, any Monthly Interest Distributable Amount thereon remaining unpaid from any previous distribution date will be distributable to the extent of available funds. Notwithstanding the foregoing, if the Certificate Principal Balances of the Class B-4, Class B-5 and Class B-6 Certificates have been reduced to zero, on any distribution date, with respect to the class of Class B-1, Class B-2 or Class B-3 Certificates outstanding on that distribution date with the lowest payment priority, the Monthly Interest Distributable Amount thereon remaining unpaid from any previous distribution date, except in the limited circumstances provided in the Agreement, will not be distributable.

All mortgagor prepayments not otherwise distributable to the Senior Certificates will be allocated on a pro rata basis among the class of Class B Certificates with the highest payment priority then outstanding and each other class of Class B Certificates for which certain loss levels established for that class in the Agreement have not been exceeded. The related loss level on any distribution date would be satisfied as to any Class B-2, Class B-3, Class B-4, Class B-5 or Class B-6 Certificates, respectively, only if the sum of the current percentage interests in the mortgage pool evidenced by that class and each class, if any, subordinate thereto were at least equal to the sum of the initial percentage interests in the mortgage pool evidenced by that class and each class, if any, subordinate thereto.

As stated in its definition, the Senior Prepayment Percentage will be 100% during the first five years beginning on the first distribution date, unless the Certificate Principal Balances of the Senior Certificates are reduced to zero before the end of that five-year period, and will thereafter equal 100% whenever the Senior Percentage exceeds the initial Senior Percentage. Furthermore, as described in this term sheet supplement, the Senior Prepayment Percentage will exceed the Senior Percentage during the sixth through ninth years following the closing date, and scheduled reductions to the Senior Prepayment Percentage may be postponed due to the loss and delinquency experience of the mortgage loans. Accordingly, each class of the Class B Certificates will not be entitled to any mortgagor prepayments for at least the first five years after the closing date, unless the Certificate Principal Balances of the Senior Certificates have been reduced to zero before the end of such period, and may receive no mortgagor prepayments or a disproportionately small portion of mortgagor prepayments relative to the related Class B Percentage during certain periods after this five year period.

Allocation of Losses; Subordination

The subordination provided to the Senior Certificates by the Class B Certificates and the subordination provided to each class of Class B Certificates by any class of Class B Certificates subordinate thereto will cover Realized Losses on the mortgage loans that are Defaulted Mortgage Losses, Fraud Losses, Bankruptcy Losses and Special Hazard Losses. Any Realized Losses which are not Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses will be allocated as follows:

•	first, to the Class B-4, Class B-5 and Class B-6 Certificates, in reverse numerical order;

•	second, to the Class B-3 Certificates;

•	third, to the Class B-2 Certificates; and

•	fourth, to the Class B-1 Certificates

in each case until the Certificate Principal Balance of that class of certificates has been reduced to zero, and thereafter, among all the remaining classes of Senior Certificates on a pro rata basis, except that Realized Losses otherwise allocable to any class of Super Senior Certificates will be allocated to the related Senior Support Certificates, until the Certificate Principal Balance of those Senior Support Certificates has been reduced to zero.

Any allocation of a Realized Loss, other than a Debt Service Reduction, to a certificate will be made by reducing:

•	its Certificate Principal Balance, in the case of the principal portion of the Realized Loss, in each case until the Certificate Principal Balance of that class has been reduced to zero; and

•
the Monthly Interest Distributable Amount thereon, in the case of the interest portion of the Realized Loss, by the amount so allocated as of the distribution date occurring in the month following the calendar month in which the Realized Loss was incurred.

In addition, any allocation of a Realized Loss to a Class B Certificate may also be made by operation of the payment priority to the Senior Certificates described under “—Principal Distributions on the Senior Certificates” and any class of Class B Certificates with a higher payment priority.

As used in this term sheet supplement, subordination refers to the provisions discussed above for the sequential allocation of Realized Losses among the various classes, as well as all provisions effecting those allocations including the priorities for distribution of cash flows in the amounts described in this term sheet supplement.

As described in the base prospectus, in some circumstances the Master Servicer may permit a servicing modification—the modification of a defaulted mortgage loan to reduce the applicable mortgage rate or to reduce its outstanding principal amount. Any principal reduction of this type shall constitute a Realized Loss at the time of the reduction, and the amount by which each monthly payment is reduced by any mortgage rate reduction shall constitute a Realized Loss in the month in which each such reduced monthly payment is due.

Servicing modification reductions shall be allocated when incurred (as provided above) in the same manner as other Realized Losses as described in this term sheet supplement. Any P&I Advances made on any mortgage loan will be reduced to reflect any related servicing modifications previously made. No servicing modification will have the effect of reducing the mortgage rate below the sum of the Servicing Fee Rate and Trustee’s Fee Rate as in effect at the Cut-off Date. The mortgage rate and Net Mortgage Rate as to any mortgage loan will be deemed not reduced by any servicing modification, so that the calculation of the Monthly Interest Distributable Amount payable on the Offered Certificates will not be affected by the servicing modification.

Allocations of the principal portion of Debt Service Reductions to each class of Class B Certificates will result from the priority of distributions of the Available Distribution Amount, which distributions shall be made first to the Senior Certificates and second to the Class B Certificates in the order of their payment priority. An allocation of the interest portion of a Realized Loss as well as the principal portion of Debt Service Reductions will not reduce the level of subordination, as that term is defined in this term sheet supplement, until an amount in respect thereof has been actually disbursed to the Senior Certificateholders.

The holders of the Offered Certificates will not be entitled to any additional payments with respect to Realized Losses from amounts otherwise distributable on any classes of certificates subordinate thereto, except in limited circumstances in respect of any Excess Subordinate Principal Amount. Accordingly, the subordination provided to the Senior Certificates and to each class of Class B Certificates by the respective classes of certificates subordinate thereto with respect to Realized Losses allocated on any distribution date will be effected primarily by increasing the Senior Percentage, or the respective Class B Percentage, of future distributions of principal of the remaining mortgage loans. Thus, the Senior Certificates will bear the entire amount of losses that are not allocated to the Class B Certificates, which losses will be allocated among all classes of Senior Certificates as described in this term sheet supplement.

Any Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses, Extraordinary Losses or other losses of a type not covered by subordination will be allocated on a pro rata basis among the Senior Certificates and Class B Certificates. Any Realized Losses so allocated to the Senior Certificates or Class B Certificates will be allocated without priority among the various classes of Senior Certificates or Class B Certificates.

An allocation of a Realized Loss on a “pro rata basis” among two or more classes of certificates means an allocation to each of those classes of certificates on the basis of its then outstanding Certificate Principal Balance prior to giving effect to distributions to be made on that distribution date in the case of an allocation of the principal portion of a Realized Loss, or based on the Monthly Interest Distributable Amount thereon in respect of that distribution date in the case of an allocation of the interest portion of a Realized Loss; provided that in determining the Certificate Principal Balance of any Accrual Certificates, for the purpose of allocating any portion of a Realized Loss to those certificates, the Certificate Principal Balance of those certificates shall be deemed to be the lesser of:

•	the original Certificate Principal Balance of those certificates and

•	the Certificate Principal Balance of those certificates prior to giving effect to distributions to be made on that distribution date.

In order to maximize the likelihood of distribution in full of the Senior Interest Distribution Amount and Senior Principal Distribution Amount, on each distribution date, holders of Senior Certificates have a right to distributions of the Available Distribution Amount that is prior to the rights of the holders of the Class B Certificates, to the extent necessary to satisfy the Senior Interest Distribution Amount and Senior Principal Distribution Amount. Similarly, holders of each class of Class B Certificates have a right to distributions of the Available Distribution Amount prior to the rights of holders of any class of Class B Certificates with a lower payment priority. In addition, holders of any Super Senior Certificates will have a right, on each distribution date occurring on or after the related Credit Support Depletion Date, to that portion of the related Available Distribution Amount otherwise allocable to the related Senior Support Certificates to the extent necessary to satisfy the Monthly Interest Distributable Amount on the Super Senior Certificates and the related Super Senior Optimal Principal Distribution Amount.

The application of the Senior Prepayment Percentage, when it exceeds the Senior Percentage, to determine the Senior Principal Distribution Amount will accelerate the amortization of the Senior Certificates in the aggregate relative to the actual amortization of the mortgage loans. To the extent that the Senior Certificates in the aggregate are amortized faster than the mortgage loans, in the absence of offsetting Realized Losses allocated to the Class B Certificates, the percentage interest evidenced by the Senior Certificates in the trust will be decreased, with a corresponding increase in the interest in the trust evidenced by the Class B Certificates, thereby increasing, relative to their respective Certificate Principal Balances, the subordination afforded the Senior Certificates by the Class B Certificates collectively. In addition, if losses on the mortgage loans exceed the amounts described in this term sheet supplement under “—Principal Distributions on the Senior Certificates,” a greater percentage of mortgagor prepayments will be allocated to the Senior Certificates in the aggregate than would otherwise be the case, thereby accelerating the amortization of the Senior Certificates relative to the Class B Certificates.

The priority of payments, including principal prepayments, among the Class B Certificates, as described in this term sheet supplement, also has the effect during some periods, in the absence of losses, of decreasing the percentage interest evidenced by any class of Class B Certificates with a higher payment priority, thereby increasing, relative to its Certificate Principal Balance, the subordination afforded to that class of the Class B Certificates by any class of Class B Certificates with a lower payment priority.

P&I Advances

Subject to the following limitations, the Master Servicer will be obligated to advance on or before each distribution date its own funds or funds in the Certificate Account that are not included in the Available Distribution Amount for such distribution date, in an amount equal to the P&I Advances for such distribution date.

P&I Advances are required to be made only to the extent they are deemed, in the good faith judgment of the Master Servicer, to be recoverable from related late collections, Insurance Proceeds or Liquidation Proceeds. The purpose of making P&I Advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. The Master Servicer will not be required to make any P&I Advances with respect to reductions in the amount of the monthly payments due on the mortgage loans due to bankruptcy proceedings or the application of the Relief Act.

All P&I Advances will be reimbursable to the Master Servicer on a first priority basis from either (a) late collections, Insurance Proceeds and Liquidation Proceeds from the mortgage loan as to which such unreimbursed P&I Advance was made or (b) as to any P&I Advance that remains unreimbursed in whole or in part following the final liquidation of the related mortgage loan, from any amounts otherwise distributable on any of the Class B Certificates; provided, however, that any P&I Advances that were made with respect to delinquencies which ultimately were determined to be Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses are reimbursable to the Master Servicer out of any funds in the Certificate Account prior to distributions on any of the certificates and the amount of those losses will be allocated as described in this term sheet supplement.

The effect of these provisions on any class of Class B Certificates is that, with respect to any P&I Advance which remains unreimbursed following the final liquidation of the related mortgage loan, the entire amount of the reimbursement for that P&I Advance will be borne first by the holders of the any class of Class B Certificates having a lower payment priority to the extent that the reimbursement is covered by amounts otherwise distributable to those classes, and then by the holders of that class of Class B Certificates, except as provided above, to the extent of the amounts otherwise distributable to them. In addition, if the Certificate Principal Balances of the Class B Certificates have been reduced to zero, any P&I Advances previously made which are deemed by the Master Servicer to be nonrecoverable from related late collections, Insurance Proceeds and Liquidation Proceeds may be reimbursed to the Master Servicer out of any funds in the Certificate Account prior to distributions on the Senior Certificates.

POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Agreement, a form of which is filed as an exhibit to the registration statement. A Current Report on Form 8-K relating to the certificates containing a copy of the Agreement as executed will be filed by the depositor with the Securities and Exchange Commission following the issuance of the certificates. The trust fund created under the Agreement will consist of the following: (1) the mortgage loans; (2) collections in respect of principal and interest on the mortgage loans received after the Cut-off Date (other than payments due on or before the Cut-off Date); (3) the amounts on deposit in any Certificate Account (as defined in the base prospectus); (4) certain insurance policies maintained by the related mortgagors or by or on behalf of the Master Servicer in respect of the mortgage loans; (5) the depositor’s rights in respect of the Pledged Assets and the Limited Purpose Surety Bond, including the assignment of the depositor’s rights under the Pledged Asset Servicing Agreement; (6) an assignment of the depositor’s rights under the Mortgage Loan Purchase Agreement; and (7) proceeds of the foregoing. Reference is made to the base prospectus for important information in addition to that set forth in this term sheet supplement regarding the trust fund, the terms and conditions of the Agreement and the Offered Certificates. The Offered Certificates will be transferable and exchangeable at the office designated by the Trustee for such purposes located in New York. The depositor will provide to prospective or actual certificateholders without charge, on written request, a copy (without exhibits) of the Agreement. Requests should be addressed to the Secretary, PHH Mortgage Capital LLC, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 and its phone number is (856) 917-6000.

The Master Servicer will make reasonable efforts to collect or cause to be collected all payments called for under the terms and provisions of the mortgage loans and, to the extent those procedures are consistent with the Agreement, will follow collection procedures as are followed for mortgage loans comparable to the mortgage loans in the trust in the local areas where each mortgaged property is located. Consistent with the previous sentence, the Master Servicer may, in its discretion, waive any prepayment charge in connection with the prepayment of a loan or extend the due dates for payments due on a mortgage note, provided that the insurance coverage for the loan or any coverage provided by any alternative credit enhancement will not be adversely affected by the waiver or extension. The Master Servicer may also waive or modify any term of a loan so long as the Master Servicer has determined that the waiver or modification is not materially adverse to any certificateholders, taking into account any estimated loss that may result absent that action. Notwithstanding the previous sentence, the Master Servicer may not make any future advances with respect to a Mortgage Loan may not (i) permit any modification with respect to any mortgage loan that would change the mortgage rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such mortgage loan (unless the related mortgagor is in default with respect to the mortgage loan or such default is, in the judgment of the Master Servicer, reasonably foreseeable) or (ii) permit any modification, waiver or amendment of any term of any mortgage loan that would both (A) effect an exchange or reissuance of such mortgage loan under the Internal Revenue Code and (B) cause either the trust fund to fail to qualify as a REMIC under the Internal Revenue Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC provisions.

Under the Agreement, the Master Servicer will establish and maintain, or cause to be established and maintained, one or more collection accounts, held by a designated depository institution and segregated on the books of such institution in the name of the trustee for the benefit of certificateholders. Amounts on deposit in a collection account may be invested in Permitted Investments in the name of the trustee for the benefit of certificateholders and not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the distribution account, and shall be held until required for such deposit. The income earned from Permitted Investments made shall be paid to the Master Servicer and the risk of loss of moneys required to be distributed to the certificateholders resulting from such investments shall be borne by and be the risk of the Master Servicer. The Master Servicer shall deposit the amount of any such loss in the collection account immediately upon receipt of notification of such loss.

Neither the Master Servicer nor any of the directors or officers or employees or agents of the Master Servicer shall be under any liability to the trust or the certificateholders for any action taken or for refraining from the taking of any action by the master servicer in good faith pursuant to the Agreement, or for errors in judgment; provided, however, that the Master Servicer or any such person will not be protected against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties of the Master Servicer or by reason of its reckless disregard of its obligations and duties of the Master Servicer under the Agreement. The Master Servicer and any director or officer or employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any person respecting any matters arising under the Agreement. The Master Servicer and any director or officer or employee or agent of the Master Servicer shall be indemnified by the trust and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the certificates, other than any loss, liability or expense related to any specific mortgage loan or mortgage loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to the Agreement) and any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or negligence in the performance of duties under the Agreement or by reason of its reckless disregard of obligations and duties hereunder. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the trust and the Master Servicer shall be entitled to be reimbursed therefor pursuant to the Agreement. The Master Servicer’s right to indemnity or reimbursement under the Agreement shall survive any resignation or termination of the Master Servicer with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

Pursuant to the Agreement, the Master Servicer is not permitted to resign from the obligations and duties imposed on it except (i) upon determination that the performance of its obligations or duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or its subsidiaries or affiliates, the other activities of the Master Servicer so causing such a conflict being of a type and nature carried on by the Master Servicer or its subsidiaries or affiliates at the date of the Agreement or (ii) upon satisfaction of the following condition: the Rating Agencies shall have delivered a letter to the Trustee prior to the appointment of the successor master servicer stating that the proposed appointment of such successor master servicer as Master Servicer will not result in the reduction or withdrawal of the then current rating of the certificates or the ratings that are in effect; provided, however, that no such resignation by the Master Servicer shall become effective until such successor master servicer or, in the case of (i) above, the Trustee shall have assumed the Master Servicer’s responsibilities and obligations or the Trustee shall have designated a successor master servicer.

Assignment of the Mortgage Loans

The depositor will deliver to the Trustee with respect to each mortgage loan (1) the mortgage note endorsed without recourse to the Trustee to reflect the transfer of the mortgage loan, (2) the original mortgage with evidence of recording indicated thereon and (3) an assignment of the mortgage in recordable form to the Trustee, reflecting the transfer of the mortgage loan.

Representations and Warranties

In the Mortgage Loan Purchase Agreement, pursuant to which the depositor purchased the mortgage loans from the Sellers, the Sellers made certain representations and warranties to the depositor concerning the mortgage loans. The Trustee will be assigned all right, title and interest in the Mortgage Loan Purchase Agreement insofar as they relate to such representations and warranties made by the Sellers.

The representations and warranties of the Sellers with respect to the mortgage loans include the following, among others:

•	all of the information set forth with respect to each mortgage loan on the mortgage loan schedule is true and correct in all material respects;

•
each mortgage loan either was (a) closed in the name of PHH Mortgage or in the name of another entity that is either a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or an institution which is supervised and examined by a federal or state authority, or a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act and was so at the time such mortgage loan was originated or (b) closed in the name of a correspondent lender;

•
the mortgage note and the mortgage related to each mortgage loan have not been assigned, pledged or otherwise transferred by the applicable Seller, in whole or in part, and the applicable Seller has good and marketable title thereto, and the applicable Seller is the sole owner thereof and has full right and authority to transfer and sell such mortgage loan, and is transferring such mortgage loan to the depositor free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

•
to the best of the applicable Seller’s knowledge, as of the closing date, the related mortgaged property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

•
to the best of the applicable Seller’s knowledge, no improvement located on or part of any mortgaged property is in violation of any applicable zoning law or regulation, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such mortgaged property, and with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities;

•
such mortgage loan is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy or short form title policy acceptable to Fannie Mae and Freddie Mac (or, in jurisdictions where ALTA policies are not generally approved for use, a lender’s title insurance policy acceptable to Fannie Mae and Freddie Mac), issued by a title insurer acceptable to Fannie Mae and Freddie Mac and qualified to do business in the jurisdiction where the related mortgaged property is located, insuring (subject to the certain exceptions) the applicable Seller or Master Servicer, its successors and assigns as to the first priority lien of the related mortgage in the original principal amount of such mortgage loan;

•
there is no default, breach, violation or event of acceleration existing under the mortgage, the mortgage note, or any other agreements, documents, or instruments related to such mortgage loan and to the best of the applicable Seller’s knowledge, there is no event that, with the lapse of time, the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration;

•
the terms of the mortgage note and the mortgage related to such mortgage loan have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in the mortgage loan schedule;

•
the mortgage file contains an appraisal (or other collateral assessment, permitted by the PHH Mortgage underwriting guide) of the related mortgaged property on forms and with riders approved by Fannie Mae and Freddie Mac, signed prior to the approval of such mortgage loan application by an appraiser, duly appointed by the originator of such mortgage loan, whose compensation is not affected by the approval or disapproval of such mortgage loan and who met the minimum qualifications of Fannie Mae and Freddie Mac for appraisers, and each appraisal of the mortgage loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989; and

•
each mortgage loan, at the time it was made, complied in all material respects with applicable local, state and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

In the case of a breach of any representation or warranty set forth above which materially and adversely affects the value of the interests of certificateholders in any of the mortgage loans, within 90 days from the date of discovery or notice from the Trustee, the related Seller will (i) cure such breach in all material respects, (ii) provide the Trustee with a substitute mortgage loan (if within two years of the closing date) or (iii) purchase the related mortgage loan at the applicable repurchase price. The obligations of the Sellers to cure, purchase or substitute shall constitute the Trustee’s sole and exclusive remedy respecting a breach of such representations and warranties.

PHHMC Series 2006-1AL Trust

PHHMC Series 2006-1AL Trust is a common law trust formed under the laws of the State of New York pursuant to the Agreement. The Agreement constitutes the “governing instrument” under the laws of the State of New York. After its formation, the PHHMC Series 2006-1AL Trust will not engage in any activity other than (i) acquiring and holding the mortgage loans and the other assets of the trust and proceeds therefrom, (ii) issuing the certificates, (iii) making payments on the certificates and (iv) engaging in other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith. The foregoing restrictions are contained in the Agreement.

The assets of the PHHMC Series 2006-1AL Trust will consist of the mortgage loans and certain related assets as described above under “—General”.

PHHMC Series 2006-1AL Trust’s fiscal year end is December 31.

The Trustee

The Trustee is Citibank, N.A., a national banking association and wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank, N.A. performs as trustee through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank, N.A. has primary corporate trust offices located in both New York and London. Citibank, N.A. is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the first quarter of 2006, Citibank’s Agency & Trust group manages in excess of $3.3 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank Agency & Trust has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the first quarter of 2006, Citibank, N.A. acts as trustee and/or paying agent for approximately 251 various residential mortgage-backed transactions.

The Trustee’s offices for notices under the Agreement are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: PHHMC Series 2006-1AL.

The principal compensation to be paid to the Trustee in respect of its obligations under the Agreement will be equal to the Trustee’s Fee. The Trustee will also be reimbursed for its expenses to the extent set forth in the Agreement. The Trustee and any director, officer, employee or agent of the Trustee shall be indemnified and held harmless by the trust fund against any claim, loss, liability, fee or expense incurred in connection with any event of default, any breach of the Agreement or any claim or legal action (including any pending or threatened claim or legal action) relating to the acceptance or administration of its obligations and duties under the Agreement or the certificates, other than any claim, loss, liability or expense (i) sustained in connection with the Agreement related to the willful misfeasance, bad faith or negligence of the Master Servicer in the performance of its duties under the Agreement and for which the Master Servicer has indemnified the Trustee in a timely manner or (ii) incurred in connection with the willful misfeasance, bad faith or negligence of the Trustee in the performance of its duties under the Agreement or by reason of reckless disregard of its obligations and duties under the Agreement.

Treasury Bank, a division of Countrywide Bank, N.A., on behalf of the Trustee, will hold the mortgage notes, mortgages and other legal documents in the mortgage files for the benefit of the certificateholders. Treasury Bank will maintain the related mortgage files in secure and fire-resistant facilities. The mortgage files will not be physically segregated from other mortgage files in the custody of Treasury Bank but will be kept in shared facilities. However, the document tracking system will show the location within the facilities of each mortgage file and will show that the mortgage loan documents are held by Treasury Bank on behalf of the trust. Treasury Bank, on behalf of the Trustee, will review each mortgage file in accordance with the review criteria specified in the Agreement and the Trustee will deliver a certification to the effect that, except as noted in the certification, all required documents have been executed and received.

The Trustee will make no representation or warranty, express or implied, and will have no liability as to the validity, adequacy or accuracy of any of the information contained in this term sheet supplement.

Duties of the Trustee

If an event of default under the Agreement shall occur, the Trustee shall, by notice in writing to the Master Servicer, immediately terminate all of the rights and obligations (but not the liabilities) of the Master Servicer thereafter arising under the Agreement. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under the Agreement, whether with respect to the certificates, the mortgage loans or otherwise shall pass to and be vested in the Trustee or duly appointed master servicer. The Trustee, in its capacity as successor master servicer, shall act to carry out the duties of the Master Servicer, including the obligation to make any monthly advance the nonpayment of which was an event of default. Any such action taken by the Trustee, in its capacity as successor master servicer, must be prior to the distribution on the relevant distribution date.

Upon the receipt by the Master Servicer of a notice of termination, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under the Agreement and the transactions set forth or provided for therein and shall thereafter be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions thereof; provided, however, that the Trustee shall have no obligation whatsoever with respect to any liability (other than advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination. As compensation, the Trustee shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act thereunder, except for those amounts due the Master Servicer as reimbursement permitted under the Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution, bank or other mortgage loan or home equity loan servicer having a net worth of not less than $50,000,000, as the successor to the Master Servicer in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer; provided, that the Trustee shall obtain a letter from each Rating Agency that the ratings, if any, on each of the certificates will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on the mortgage loans in an amount equal to that which the Master Servicer would have been entitled to if the Master Servicer had continued to act under the Agreement. The Trustee and such successor shall take such action, consistent with the Agreement, as shall be necessary to effectuate any such succession.

If the Trustee shall succeed to any duties of the Master Servicer respecting the mortgage loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of the Agreement concerning the Trustee’s duties shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the servicing of the mortgage loans (although such provisions shall continue to apply to the Trustee in its capacity as trustee); the provisions of the Agreement relating to the Master Servicer, however, shall apply to it in its capacity as successor master servicer.

Upon any termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to certificateholders of record pursuant to the Agreement and to the Rating Agencies.

The Trustee shall transmit by mail to all certificateholders, within the number of days specified by the Agreement after the occurrence of any event of default actually known to a responsible officer of the Trustee, unless such event of default shall have been cured, notice of each such event of default. In the event that the certificateholders waive the event of default pursuant to the Agreements, the Trustee shall give notice of any such waiver to the Rating Agencies.

Reports to Certificateholders

With each distribution to certificateholders, the Trustee will make a statement available on its website with respect to the trust fund setting forth the information specifically described in the pooling and servicing agreement, which will include the following:

•	the amount, if any, of the distribution allocable to principal (by class);

•	the amount, if any, of the distribution allocable to interest (by class and any shortfalls or carry-forwards);

•	the applicable Record Dates, Accrual Periods and Determination Date for calculating distributions and general distribution dates;

•	the total cash flows received and the general sources thereof;

•	the amount, if any, of fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees;

•	the Pass-Through Rate of each class of certificates;

•	the outstanding Certificate Principal Balance or Notional Amount of each class after giving effect to the distribution of principal on the distribution date;

•	number and amount of mortgage loans, together with updated pool composition information;

•
the aggregate amount of advances included in the distributions on the distribution date (including the general purpose of such advances), the aggregate amount of unreimbursed advances at the close of business on the distribution date, and the general source of funds for reimbursements;

•	if applicable, material modifications, extensions or waivers to mortgage loan terms, fees, penalties or payments during the distribution period or that have become material over time;

•	material breaches of mortgage loan representation or warranties or transaction covenants;

•	mortgage loan substitutions and repurchases;

•
any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or mortgage loan selection criteria or procedures, as applicable, used to originate, acquire or select new mortgage loans;

•
the number and aggregate principal balance of any mortgage loans in respect of which (A) one scheduled payment is Delinquent, (B) two scheduled payments are Delinquent, (C) three or more scheduled payments are Delinquent and (D) foreclosure proceedings have been commenced, and loss information for the period;

•	the book value of any real estate acquired the trust fund by foreclosure or by a deed in lieu of foreclosure; and

•	the Special Hazard Amount, Fraud Loss Amount and Bankruptcy Amount as of the close of business on the applicable distribution date and a description of any change in the calculation of these amounts.

In the case of information furnished pursuant to the first two items above, the amounts will be expressed as a dollar amount per minimum denomination of the relevant class of certificates or per a specified portion of the minimum denomination.

In addition, within a reasonable period of time after the end of each calendar year, the Trustee will furnish a report to each holder of record of a class of Offered Certificates at any time during the calendar year which, for example, will include information as to the aggregate of amounts reported pursuant to the first two items above for the calendar year or, in the event the person was a holder of record of a class of Offered Certificates during a portion of the calendar year, for the applicable portion of the year. The monthly reports will be posted on a website as described in this term sheet supplement under “Available Information.” The Trustee’s internet website shall initially be located at “www.sf.citidirect.com”. Assistance in operating that website may be obtained by calling the Trustee’s investor relations desk at (212) 816-5681.

Servicing and Other Compensation and Payment of Expenses

The principal compensation to be paid to the Master Servicer in respect of its master servicing activities for the mortgage loans will be equal to the Servicing Fee. As additional servicing compensation, the Master Servicer is entitled to retain all assumption fees, prepayment charges and late payment charges in respect of mortgage loans serviced by it, to the extent collected from mortgagors, together with any interest or other income earned on funds held in the Certificate Account and any escrow accounts in respect of mortgage loans serviced by it. The Master Servicer is obligated to offset any Prepayment Interest Shortfall in respect of the mortgage loans on any distribution date with Compensating Interest to the extent of its Servicing Fee for such distribution date. The Master Servicer is obligated to pay insurance premiums and ongoing expenses associated with the mortgage pool in respect of mortgage loans serviced by it and incurred by the Master Servicer in connection with its responsibilities under the Agreement. However, the Master Servicer is entitled to reimbursement therefor as provided in the Agreement.

Table of Fees and Expenses

The following table indicates the fees and expenses to be paid from the cash flows from the mortgage loans and other assets of the trust fund, while the certificates are outstanding.

All fees are expressed in basis points, at an annualized rate, applied to the outstanding aggregate principal balance of the mortgage loans.

Party	Payable	Amount/ Description of Fee	Priority/ Source of Payment
Master Servicer	Monthly	With respect to each mortgage loan, an amount equal to 1/12 of the product of (1) the principal balance of such mortgage loan as of the first day of the calendar month and (2) 0.250% per annum.
The Master Servicer will withdraw or withhold from the collection account its aggregate Servicing Fee from interest actually collected on each mortgage loan, prior to such amounts being available to make payments on the certificates.

Trustee	Monthly	With respect to each mortgage loan, an amount equal to 1/12 of the product of (1) the principal balance of such mortgage loan as of the first day of the calendar month and (2) 0.0125% per annum.	On each distribution date, the trustee will withdraw the Trustee’s Fee from the distribution account prior to distributions to certificateholders.

Voting Rights

At all times all Voting Rights (other than as set forth in the following two sentences) will be allocated among the holders of the Class A Certificates and the Class B Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates. At all times 1% of all Voting Rights will be allocated to the holders of each class of Interest Only Strip Certificates. At all times 1% of all Voting Rights will be allocated to the holders of the Class R Certificates, allocated among the Classes of Class R Certificates on a pro rata basis. The Voting Rights allocated to any class of certificates shall be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests in such class represented thereby.

Termination

The circumstances under which the obligations created by the Agreement will terminate in respect of the certificates are described in “The Agreements—Termination; Retirement of Securities” in the base prospectus. The Master Servicer will have the option, on any distribution date on which the aggregate Stated Principal Balance of the mortgage loans is less than or equal to 10% of the aggregate principal balance of the mortgage loans as of the Cut-off Date, to purchase all remaining mortgage loans and other assets in the trust, thereby effecting early retirement of the certificates.

Any such purchase of mortgage loans and other assets of the trust fund shall be made at a price equal to the sum of (a) 100% of the unpaid principal balance of each mortgage loan (or the fair market value of the related underlying mortgaged properties with respect to defaulted mortgage loans as to which title to such mortgaged properties has been acquired if such fair market value is less than such unpaid principal balance) (net of any unreimbursed P&I Advance attributable to principal) as of the date of repurchase plus (b) accrued interest thereon at the mortgage rate to, but not including, the first day of the month in which such repurchase price is distributed. In the event the Master Servicer exercises this option, the portion of the purchase price allocable to the Offered Certificates will be, to the extent of available funds:

(i)	100% of the then outstanding Certificate Principal Balance of the Offered Certificates, plus

(ii)
one month’s interest on the then outstanding Certificate Principal Balance (or on the Notional Amount in the case of any Interest Only Strip Certificates) of the Offered Certificates (other than any Principal Only Certificates) at the Pass-Through Rate for each class of Offered Certificates, plus

(iii)	any previously accrued but unpaid interest thereon to which the holders of the Offered Certificates are entitled.

The optional termination price paid by the Master Servicer will also include certain amounts owed by PHH Mortgage as a Seller of the mortgage loans under the Mortgage Loan Purchase Agreement that remain unpaid on the date of the optional termination. The proceeds of any such distribution may not be sufficient to distribute the full amount to each class of certificates if the purchase price is based in part on the fair market value of the underlying mortgaged property and such fair market value is less than 100% of the unpaid principal balance of the related mortgage loan.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

An election will be made to treat the trust fund as one or more REMICs for federal income tax purposes. Upon the issuance of the Offered Certificates, Thacher Proffitt & Wood llp, counsel to the depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Agreement, for federal income tax purposes, each REMIC comprising the trust fund will qualify as a REMIC under Sections 860A through 860G of the Code.

For federal income tax purposes, (i) each class of Offered Certificates (other than the Class R Certificates) will represent the “regular interests” in a REMIC, and will generally be treated as debt instruments of that REMIC and (ii) each class of Class R Certificates will represent the sole class of “residual interests” in the related REMIC. See “Material Federal Income Tax Consequences—REMIC—Classification of REMICs” in the base prospectus.

For federal income tax reporting purposes, any class of Accrual Certificates, Principal Only Certificates or Interest Only Strip Certificates will, and all other classes of Offered Certificates may or may not, be treated as having been issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issue discount, premium and market discount, if any, for federal income tax purposes will be based on the assumption that subsequent to the date of any determination the mortgage loans will prepay at the percentage of PSA described in the related term sheet. No representation is made that the mortgage loans will prepay at that rate or at any other rate. See “Material Federal Income Tax Consequences—REMICs—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” in the base prospectus.

The IRS has issued OID Regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount. Purchasers of the Offered Certificates should be aware that the OID Regulations do not adequately address certain issues relevant to, or are not applicable to, prepayable securities such as the Offered Certificates. In addition, there is considerable uncertainty concerning the application of the OID Regulations to REMIC regular interests that provide for payments based on an adjustable rate such as any Adjustable Rate Certificates. Because of the uncertainty concerning the application of Section 1272(a)(6) of the Code to the Offered Certificates, and because the rules of the OID Regulations relating to debt instruments having an adjustable rate of interest are limited in their application in ways that could preclude their application to the Adjustable Rate Certificates even in the absence of Section 1272(a)(6) of the Code, the IRS could assert that the Offered Certificates should be treated as issued with original issue discount or should be governed by the rules applicable to debt instruments having contingent payments or by some other method not yet set forth in regulations. Prospective purchasers of the Offered Certificates are advised to consult their tax advisors concerning the tax treatment of such certificates.

A reasonable application of the principles of the OID Regulations to any Adjustable Rate Certificates generally would be to report income with respect to those certificates as original issue discount for each period by computing the original issue discount (i) by assuming that the value of the applicable index will remain constant for purposes of determining the original yield to maturity of each such class of certificates and projecting future distributions on those certificates, thereby treating those certificates as fixed rate instruments to which the original issue discount computation rules described in the prospectus can be applied, and (ii) by accounting for any positive or negative variation in the actual value of the applicable index in any period from its assumed value as a current adjustment to original issue discount with respect to that period.

The OID Regulations in some circumstances permit the holder of a debt instrument to recognize original issue discount under a method that differs from that of the issuing entity. Accordingly, it is possible that holders of Offered Certificates issued with original issue discount may be able to select a method for recognizing original issue discount that differs from that used in preparing reports to certificateholders and the IRS. Prospective purchasers of Offered Certificates issued with original issue discount are advised to consult their tax advisors concerning the tax treatment of such certificates in this regard.

If the method for computing original issue discount described in the base prospectus results in a negative amount for any period with respect to a certificateholder, the amount of original issue discount allocable to that period would be zero and the certificateholder will be permitted to offset that negative amount only against future original issue discount, if any, attributable to those certificates.

Some classes of Offered Certificates may be treated for federal income tax purposes as having been issued with a premium. Certificateholders may elect to amortize such premium under a constant yield method in which case such amortizable premium will generally be allocated among the interest payments on such certificates and will be applied as an offset against such interest payments. See “Material Federal Income Tax Consequences— REMICs—Taxation of Owners of REMIC Regular Certificates—Premium” in the base prospectus.

The Offered Certificates will be treated as assets described in Section 7701(a)(19)(C) of the Code and “real estate assets” under Section 856(c)(4)(A) of the Code, generally in the same proportion that the assets in the related trust fund would be so treated. In addition, interest on the Offered Certificates will be treated as “interest on obligations secured by mortgages on real property” under Section 856(c)(3)(B) of the Code, generally to the extent that the Offered Certificates are treated as “real estate assets” under Section 856(c)(4)(A) of the Code. Moreover, the Offered Certificates also will be treated as “qualified mortgages” under Section 860G(a)(3) of the Code. See “Pooling and Servicing Agreement—Termination” herein and “Material Federal Income Tax Consequences—REMICs— Characterization of Investments in REMIC Certificates” in the base prospectus.

It is not anticipated that any REMIC will engage in any transactions that would subject it to the prohibited transactions tax as described in Section 860F(a) of the Code, the contributions tax as described in Section 860G(d) of the Code or the tax on net income from foreclosure property as described in Section 860G(c) of the Code. However, in the event that any such tax is imposed on any REMIC, such tax will be borne (1) by the Trustee, if the Trustee has breached its obligations with respect to REMIC compliance under the Agreement, (2) by the Master Servicer, if the Master Servicer has breached its obligations with respect to REMIC compliance under the Agreement and (3) otherwise by the trust fund, with a resulting reduction in amounts otherwise distributable to holders of the Offered Certificates. See “Description of the Certificates— General” and “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Prohibited Transactions and Other Possible REMIC Taxes” in the base prospectus.

The responsibility for filing annual federal information returns and other reports will be borne by the Trustee. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Reporting and Other Administrative Matters” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the Offered Certificates, see “Material Federal Income Tax Consequences—REMICs” in the base prospectus.

Special Tax Considerations Applicable to Residual Certificates

The IRS has issued REMIC Regulations under the provisions of the Code that significantly affect holders of Class R Certificates. The REMIC Regulations impose restrictions on the transfer or acquisition of some residual interests, including the Class R Certificates. The Agreement includes other provisions regarding the transfer of Class R Certificates, including:

•	the requirement that any transferee of a Class R Certificate provide an affidavit representing that the transferee:

•	is not a disqualified organization;

•	is not acquiring the Class R Certificate on behalf of a disqualified organization; and

•	will maintain that status and will obtain a similar affidavit from any person to whom the transferee shall subsequently transfer a Class R Certificate;

•	a provision that any transfer of a Class R Certificate to a disqualified organization shall be null and void; and

•
a grant to the Master Servicer of the right, without notice to the holder or any prior holder, to sell to a purchaser of its choice any Class R Certificate that shall become owned by a disqualified organization despite the first two provisions above.

In addition, under the Agreement, the Class R Certificates may not be transferred to non-United States Persons.

The REMIC Regulations also provide that a transfer to a United States Person of “noneconomic” residual interests will be disregarded for all federal income tax purposes, and that the purported transferor of “noneconomic” residual interests will continue to remain liable for any taxes due with respect to the income on the residual interests, unless “no significant purpose of the transfer was to impede the assessment or collection of tax.” Based on the REMIC Regulations, the Class R Certificates may constitute noneconomic residual interests during some or all of their terms for purposes of the REMIC Regulations and, accordingly, unless no significant purpose of a transfer is to impede the assessment or collection of tax, transfers of the Class R Certificates may be disregarded and purported transferors may remain liable for any taxes due relating to the income on the Class R Certificates. All transfers of the Class R Certificates will be restricted in accordance with the terms of the Agreement. These transfer restrictions are intended to reduce the possibility of any transfer of a Class R Certificate being disregarded to the extent that the Class R Certificates constitute noneconomic residual interests. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Noneconomic REMIC Residual Certificates” in the base prospectus.

The Class R Certificateholders may be required to report an amount of taxable income with respect to the earlier accrual periods of the term of each REMIC that significantly exceeds the amount of cash distributions, if any, received by the Class R Certificateholders from each REMIC with respect to those periods. Furthermore, the tax on that income may exceed the cash distributions with respect to those periods. Consequently, Class R Certificateholders should have other sources of funds sufficient to pay any federal income taxes due in the earlier years of each REMIC’s term as a result of their ownership of the Class R Certificates. In addition, the required inclusion of this amount of taxable income during each REMIC’s earlier accrual periods and the deferral of corresponding tax losses or deductions until later accrual periods or until the ultimate sale or disposition of a Class R Certificate, or possibly later under the “wash sale” rules of Section 1091 of the Code may cause the Class R Certificateholders’ after-tax rate of return to be zero or negative even if the Class R Certificateholders’ pre-tax rate of return is positive. That is, on a present value basis, the Class R Certificateholders’ resulting tax liabilities could substantially exceed the sum of any tax benefits and the amount of any cash distributions on the Class R Certificates over their life.

An individual, trust or estate that holds, whether directly or indirectly through pass-through entities, a Class R Certificate, may have significant additional gross income with respect to, but may be limited on the deductibility of, servicing and trustee’s fees and other administrative expenses properly allocable to each REMIC in computing the certificateholder’s regular tax liability and will not be able to deduct those fees or expenses to any extent in computing the certificateholder’s alternative minimum tax liability. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Possible Pass-Through of Miscellaneous Itemized Deductions” in the base prospectus.

Citibank, N.A. will be designated as the “tax matters person” with respect to each REMIC as defined in the REMIC Provisions, as defined in the base prospectus, and in connection therewith will be required to hold not less than 0.01% of each class of the Class R Certificates.

Purchasers of the Class R Certificates are strongly advised to consult their tax advisors as to the economic and tax consequences of investment in the Class R Certificates.

For further information regarding the federal income tax consequences of investing in the Class R Certificates, see “Yield on the Certificates—Yield Sensitivity of the Class R Certificates” in this term sheet supplement and “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates” in the base prospectus.

METHOD OF DISTRIBUTION

Subject to the terms and conditions set forth in an agency agreement, the Agent will agree to offer for sale to the public on behalf of the depositor, on a best efforts basis, in an agency capacity, the Agent Offered Certificates. In this capacity, the Agent is an underwriter for purposes of the Securities Act. It is expected that delivery of these Agent Offered Certificates will be made only in book-entry form through the Same Day Funds Settlement System of DTC on the closing date set forth in the related term sheet, against payment therefor in immediately available funds. The Agent is not required to place any specific dollar amount of these Agent Offered Certificates, but will use its best efforts to place these Agent Offered Certificates. The termination of the offering is the earlier to occur of one year after the date of the related prospectus supplement and the date on which all of these Agent Offered Certificates have been sold. The offering may be terminated at any time by the depositor as to any unsold certificates. Proceeds of this offering will not be placed in escrow, trust or similar arrangement.

The Agent Offered Certificates will be offered by the Agent from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Agent will have the right to reject any offer to purchase the Agent Offered Certificates received by it. Because the Agent will offer the Agent Offered Certificates on an agency basis, all sales will be made by the depositor directly to the investor. Compensation to the Agent may be deemed to be underwriting compensation. Proceeds to the depositor from the sale of the Agent Offered Certificates may vary depending on actual sales. The sale of any of the Agent Offered Certificates to any investor is not contingent on the settlement of any other sales. Any Agent Offered Certificates that are not sold on the closing date will be retained by an affiliate of the depositor until sold, and may be offered through the Agent as described above or through other means.

The agency agreement provides that the depositor and PHH Mortgage will jointly and severally indemnify the Agent, and that under limited circumstances the Agent will indemnify the depositor and PHH Mortgage against certain civil liabilities under the Securities Act, or contribute to payments required to be made in respect thereof.

The Class R Certificates may be offered by the depositor from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. However, there is currently no underwriting arrangement in effect for the Class R Certificates. The proceeds to the depositor from any sale of the Class R Certificates will equal the purchase price paid by their purchaser, net of any expenses payable by the depositor and any compensation payable to any underwriter or agent.

SECONDARY MARKET

There can be no assurance that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. The Agent does not intend to make a secondary market in any of the Offered Certificates, but may arrange secondary trades for the Agent Offered Certificates (although it is not obligated to do so). The primary source of information available to investors concerning the Offered Certificates will be the monthly statements discussed in the base prospectus under “Description of the Securities—Reports to Securityholders”, which will include information as to the outstanding principal balance of the Offered Certificates and the status of the credit enhancement. There can be no assurance that any additional information regarding the Offered Certificates will be available through any other source. In addition, the depositor is not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

LEGAL OPINIONS

Legal matters relating to the Offered Certificates will be passed upon for the depositor by Thacher Proffitt & Wood llp, New York, New York and for the Agent by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

RATINGS

It is a condition to the issuance of the Offered Certificates that each class of the Offered Certificates receive at least the rating in the related term sheet by one or more rating agencies, including Standard & Poor’s, Moody’s and/or Fitch.

The ratings assigned to mortgage pass-through certificates address the likelihood of the receipt by the certificateholders of all distributions on the mortgage loans under the Agreement. Ratings take into consideration the credit quality of the mortgage pool, including any credit support providers, the structural and legal aspects associated with the certificates, and the extent to which the payment stream on the mortgage pool is adequate to make payments required by the certificates. The ratings assigned to any class of Interest Only Strip Certificates do not address whether investors will recoup their initial investment. The ratings on any class of Principal Only Certificates only addresses the return of its Certificate Principal Balance. The ratings assigned to the Class R Certificates only address the return of the Certificate Principal Balance of such class and interest thereon at its Pass-Through Rate. The ratings do not address the possibility that, as a result of principal prepayments, certificateholders may receive a lower than anticipated yield. In addition, the ratings do not address the effect on the Certificates’ yield attributable to recoveries on the underlying mortgage loans.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating. In the event that the ratings initially assigned to the Offered Certificates are subsequently lowered for any reason, no person or entity is obligated to provide any additional credit support or credit enhancement with respect to the Offered Certificates.

The depositor has not requested that any rating agency rate any class of the Offered Certificates other than as stated in the related term sheet. However, there can be no assurance as to whether any other rating agency will rate any class of the Offered Certificates, or, if it does, what rating would be assigned by any other rating agency. A rating on any class of the Offered Certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Offered Certificates as stated above.

The Rating agencies have stated that it is their standard policy to monitor ratings on publicly offered securities for which a rating has been provided, as to each rating agency rating each class of Offered Certificates in accordance with the Rating Agencies’ particular surveillance policies, unless the depositor requests a rating without surveillance. The depositor has not requested that any Rating Agency not monitor their ratings of the Offered Certificates, and the depositor has not requested that any Rating Agency use any monitoring procedures other than their standard monitoring procedures.

LEGAL INVESTMENT

The Senior Certificates and Class B-1 Certificates will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated not lower than the second highest rating category by a Rating Agency (as defined in the base prospectus) and, as such, will be legal investments for entities to the extent provided in SMMEA. SMMEA, however, provides for state limitation on the authority of these entities to invest in “mortgage related securities” provided that restrictive legislation by the state was enacted prior to October 3, 1991. Some states have enacted legislation which overrides the preemption provisions of SMMEA. The Class B-2 Certificates and the Class B-3 Certificates will not constitute “mortgage related securities” for purposes of SMMEA.

The depositor makes no representations as to the proper characterization of any class of Offered Certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of Offered Certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of Offered Certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities are encouraged to consult with their legal advisors in determining whether and to what extent any class of Offered Certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment” in the base prospectus.

ERISA CONSIDERATIONS

A fiduciary of any Plan and any person investing Plan Assets of any Plan are encouraged to carefully review with its legal advisors whether the purchase, sale or holding of certificates will give rise to a prohibited transaction under ERISA or Section 4975 of the Code.

The U.S. Department of Labor has issued an Exemption, as described under “ERISA Considerations” in the base prospectus, to the Agent. The Exemption generally exempts from the application of certain of the prohibited transaction provisions of Section 406 of ERISA, and the excise taxes imposed on such prohibited transactions by Section 4975(a) and (b) of the Code and Section 502(i) of ERISA, transactions relating to the purchase, sale and holding of pass-through certificates rated at least “BBB-” (or its equivalent) by Fitch, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc. at the time of purchase and placed by the Agent, such as the Class A Certificates, and the servicing and operation of asset pools, such as the mortgage loans, provided that the conditions of the Exemption are satisfied. The Exemption, as well as exemptions issued to certain other underwriters, was amended in PTE 2002-41 (67 Fed. Reg. 54487) to allow the trustee to be affiliated with the underwriter. The purchase of the Class A Certificates by, on behalf of or with the Plan Assets of any Plan may qualify for exemptive relief under the Exemption, as amended and as currently in effect. However, the Exemption contains a number of conditions which must be met for the Exemption, as amended, to apply (as described in the base prospectus), including the requirement that any such Plan must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act and any such Plan, by its acquisition of an Offered Certificate, will be deemed to have represented that it is an “accredited investor”. A fiduciary of a Plan contemplating purchasing a Class A Certificate must make its own determination that the conditions set forth in the Exemption, as amended, will be satisfied with respect to such certificates, including the requirement that the rating on a particular class of certificates be “BBB-” or higher at the time of purchase.

Because the exemptive relief afforded by the Exemption or any similar exemption that might be available will not likely apply to the purchase, sale or holding of the Class R Certificates, transfers of those certificates to any plan investor will not be registered by the Trustee unless the transferee provides the Trustee with an opinion of counsel for the benefit of the Trustee, the depositor and the Master Servicer satisfactory to the Trustee, which opinion will not be at the expense of those entities, that the purchase of those certificates by or on behalf of the plan investor:

•	is permissible under applicable law;

•	will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code; and

•	will not subject the depositor, the Trustee or the Master Servicer to any obligation in addition to those undertaken in the Agreement.

Any fiduciary or other investor of “Plan Assets” that proposes to acquire or hold the Offered Certificates on behalf of or with “Plan Assets” of any Plan is encouraged to consult with its counsel with respect to the application of the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of the ERISA and the Code to the proposed investment. See “ERISA Considerations” in the base prospectus.

The sale of any class of Offered Certificates to a Plan is in no respect a representation by the depositor, the Trustee or the Agent that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

LEGAL PROCEEDINGS

There are no material legal proceedings pending against the Sponsor, the Master Servicer, the depositor or the issuing entity, or with respect to which the property of any of the foregoing transaction parties is subject, that are material to the certificateholders. No legal proceedings against any of the foregoing transaction parties is known to be contemplated by governmental authorities, that are material to the certificateholders.

AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS

The Sponsor, the Master Servicer and the depositor are affiliated entities.

There are no affiliations between the Sponsor, the Master Servicer, the depositor or the issuing entity and the trustee. There are currently no business relationships, agreements, arrangements, transactions or understandings between (a) the Sponsor, the depositor or the issuing entity and (b) any of the parties referred to in the preceding sentence, or any of their respective affiliates, that were entered into outside the normal course of business or that contain terms other than would be obtained in an arm’s length transaction with an unrelated third party and that are material to the investor’s understanding of the certificates, or that relate to the certificates or the mortgage loans. No such business relationship, agreement, arrangement, transaction or understanding has existed during the past two years.

GLOSSARY

Accretion Directed Certificates — The classes of certificates designated as such in the related term sheet.

Accretion Termination Date — The earliest of (i) the distribution date on which the Certificate Principal Balances of the related Accretion Directed Certificates are reduced to zero, (ii) the Credit Support Depletion Date and (iii) in the case of a class of Lockout Certificates, the distribution date occurring in the 61st month following the distribution date.

Accrual Certificates— The classes of certificates designated as such in the related term sheet.

Accrual Distribution Amount — On each distribution date preceding the related Accretion Termination Date, an amount equal to the Monthly Interest Distributable Amount on the related Accrual Certificates for such date which will be added to the Certificate Principal Balance of those Accrual Certificates and distributed to the holders of the related Accretion Directed Certificates in the manner and priority set forth in the related term sheet, as principal in reduction of the Certificate Principal Balances of the related Accretion Directed Certificates. The amount that is added to the Certificate Principal Balance of the related Accrual Certificates will accrue interest at the per annum Pass-Through Rate for that class of Accrual Certificates. On each distribution date on or after the related Accretion Termination Date, the entire Monthly Interest Distributable Amount on the related Accrual Certificates for that date will be payable to the holders of those Accrual Certificates, as interest, to the extent not required to fully reduce the Certificate Principal Balances of the related Accretion Directed Certificates to zero on the related Accretion Termination Date; provided, however, that if the related Accretion Termination Date is the Credit Support Depletion Date or, in the case of a class of Lockout Certificates, the distribution date occurring in the 61st month following the closing date, the entire related Accrual Distribution Amount for that date will be payable as interest to the holders of those Accrual Certificates.

Accrual Period — For any class of Offered Certificates and any distribution date, the calendar month preceding the month of such distribution date.

Adjustable Rate Certificates — The classes of certificates designated as such in the related term sheet.

Agent— William J. Mayer Securities, LLC.

Agent Offered Certificates — The classes of certificates designated as such in the related term sheet.

Agreement — The pooling and servicing agreement, dated as of the Cut-off Date, among PHH Mortgage Capital LLC, as depositor, PHH Mortgage Corporation, as master servicer, and Citibank, N.A., as trustee.

Allowable Claim— For any mortgage loan covered by a Primary Insurance Policy, the current principal balance of such mortgage loan plus accrued interest and allowable expenses at the time of the claim.

Appraised Value— The appraised value of the related mortgaged property at the time of origination of such mortgage loan.

Available Distribution Amount— For any distribution date, an amount equal to the amount received by the Trustee and available in the Certificate Account on that distribution date. The Available Distribution Amount will generally be equal to the sum of (1) the aggregate amount of scheduled payments on the mortgage loans received or advanced that were due during the related Due Period and (2) any unscheduled payments and receipts, including Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and mortgagor prepayments on such mortgage loans received during the related Prepayment Period, in each case net of amounts reimbursable therefrom to the Trustee and the Master Servicer and reduced by the Servicing Fee and Trustee’s Fee.

Book-Entry Certificates— Each class of the Offered Certificates, other than the Class R Certificates, for so long as they are issued, maintained and transferred at the DTC.

Certificate Principal Balance— With respect to any certificate as of any date of determination, an amount equal to (x) the initial certificate principal balance thereof, plus (y) in the case of any Accrual Certificates, an amount equal to the Monthly Interest Distributable Amount added to the Certificate Principal Balance of the related Accrual Certificates on each distribution date on or prior to the related Accretion Termination Date, plus (z) in the case of the Class B Certificates, any Subsequent Recoveries added to the Certificate Principal Balance of that class as described in the Agreement reduced by the aggregate of (a) all amounts allocable to principal previously distributed with respect to such Offered Certificate and (b) any reductions in the Certificate Principal Balance thereof deemed to have occurred in connection with allocations of Realized Losses in the manner described in this term sheet supplement, provided that the Certificate Principal Balance of the class of Class B Certificates outstanding with the lowest payment priority shall equal the excess, if any, of (i) the then-aggregate Stated Principal Balance of all of the mortgage loans over (ii) the then-aggregate Certificate Principal Balance of all other classes of certificates then outstanding.

Class A Certificates— The classes of certificates designated as such in the related term sheet.

Class B Certificates— The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates.

Class B Percentage— With respect to the Class B-1, Class B-2 and Class B-3 Certificates and any distribution date, a percentage that will initially equal the approximate amount set forth in the related term sheet, and each will in no event exceed 100%. The Class B-1, Class B-2 and Class B-3 Percentages will each be adjusted for each distribution date to be the percentage equal to the Certificate Principal Balance of the related class of Class B Certificates immediately prior to that distribution date divided by the aggregate Stated Principal Balance of all of the mortgage loans immediately prior to that distribution date.

Code— The Internal Revenue Code of 1986, as amended.

Companion Certificates— The classes of certificates designated as such in the related term sheet.

Compensating Interest— Any payments made by the Master Servicer from its own funds to cover Prepayment Interest Shortfalls.

Credit Score— A measurement of the relative degree of risk a borrower represents to a lender obtained from credit reports utilizing, among other things, payment history, delinquencies on accounts, levels of outstanding indebtedness, length of credit history, types of credit, and bankruptcy experience.

Credit Support Depletion Date— The first distribution date on which the Senior Percentage equals 100%.

Cut-off Date— The date designated as such in the related term sheet.

Determination Date— With respect to any distribution date is on the 8th day of the month in which such distribution date occurs or, if such day is not a business day, on the immediately preceding business day.

Due Date— With respect to each mortgage loan, the first day of the month.

Due Period— With respect to any distribution date commences on the second day of the month immediately preceding the month in which such distribution date occurs and ends on the first day of the month in which such distribution date occurs.

Effective Loan-to-Value Ratio—With respect to a Pledged Asset Loan, the ratio, expressed as a percentage, of (A) the principal amount of the mortgage loan at origination less the required value of any Pledged Assets securing the mortgage loan, to (B) the lesser of (1) the Appraised Value of the mortgage loan and (2) the sales price for the related mortgaged property. See “The Mortgage Pools—Underwriting Standards” in the base prospectus for a description of the program requirements for Pledged Assets and the releasing of Pledged Assets during the term of a Pledged Asset Loan.

ERISA — The Employee Retirement Income Security Act of 1974, as amended.

Excess Bankruptcy Losses — Bankruptcy Losses in excess of the Bankruptcy Amount.

Excess Fraud Losses — Fraud Losses in excess of the Fraud Loss Amount.

Excess Special Hazard Losses — Special Hazard Losses in excess of the Special Hazard Loss Amount.

Excess Subordinate Principal Amount— With respect to any distribution date on which the Certificate Principal Balance of the most subordinate class or classes of certificates then outstanding is to be reduced to zero and on which Realized Losses are to be allocated to that class or those classes, the amount, if any, by which (i) the amount of principal that would otherwise be distributable on that class or those classes of certificates on that distribution date is greater than (ii) the excess, if any, of the aggregate Certificate Principal Balance of that class or those classes of certificates immediately prior to that distribution date over the aggregate amount of Realized Losses to be allocated to that class or those classes of certificates on that distribution date.

Exemption— Prohibited Transaction Exemption 01-25E, as amended by PTE 2002-41 and as further amended from time to time.

Final Disposition — With respect to a defaulted mortgage loan, when a determination is made by the Master Servicer that it has received all Insurance Proceeds, Liquidation Proceeds and other payments or cash recoveries which the Master Servicer reasonably and in good faith expects to be finally recoverable with respect to such mortgage loan.

Fitch— Fitch, Inc., doing business as Fitch Ratings.

IRS— The Internal Revenue Service.

LIBOR Business Day— Any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions in the city of London, England are required or authorized by law to be closed.

LIBOR Rate Adjustment Date— With respect to any Accrual Period (other than the initial Accrual Period), the second LIBOR Business Day prior to the first day of that Accrual Period.

Limited Purpose Surety Bond — The limited purpose surety bond in respect to certain Pledged Asset Loans, issued by Ambac Assurance Corporation for the benefit of certain beneficiaries, including the Trustee for the benefit of the certificateholders, but only to the extent that such Limited Purpose Surety Bond covers any Pledged Asset Loans.

Lockout Certificates— The classes of certificates designated as such in the related term sheet.

Lockout Percentage — For any distribution date, the Certificate Principal Balance of the Lockout Certificates, divided by the aggregate Certificate Principal Balance of the Senior Certificates, in each case immediately prior to any allocations of losses or distributions on that distribution date.

Lockout Prepayment Percentage— For any distribution date, the product of (i) the Lockout Percentage and (ii) the Stepdown Percentage.

Lockout Scheduled Percentage — For any distribution date (i) occurring prior to the 61st distribution date, 0% and (ii) on or after the 61st distribution date, the Lockout Percentage or the Stepdown Percentage, as described in the related term sheet.

Master Servicer— PHH Mortgage Corporation, in its capacity as master servicer under the Agreement.

Monthly Interest Distributable Amount— For any distribution date and each class of certificates (other than any Principal Only Certificates), the amount of interest accrued during the related Accrual Period at the related Pass-Through Rate on the Certificate Principal Balance or Notional Amount of such Class immediately prior to such distribution date, in each case less interest shortfalls, if any, allocated thereto for that distribution date to the extent not covered with respect to the Senior Certificates by the subordination provided by the Class B Certificates (and with respect to any Super Senior Certificates, by the subordination provided by the related Senior Support Certificates) and, with respect to the Class B Certificates to the extent not covered by the subordination provided by any class or classes of Class B Certificates having a lower payment priority, including in each case: (i) any Prepayment Interest Shortfall to the extent not covered by Compensating Interest payable by the Master Servicer; (ii) the interest portions of Realized Losses, including Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses and Extraordinary Losses not allocated through subordination; (iii) the interest portion of any Advances that were made with respect to delinquencies that were ultimately determined to be Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses; and (iv) any other interest shortfalls not covered by subordination, including any shortfalls relating from the application of the Relief Act, all allocated as described below.

Any reductions will be allocated among the holders of all classes of certificates in proportion to the respective amounts of the Monthly Interest Distributable Amount that would have been payable on that distribution date absent these reductions. In the case of each class of Class B Certificates, the Monthly Interest Distributable Amount on that class will be further reduced by the allocation of the interest portion of certain losses thereto, if any, as described under “Description of the Certificates—Allocation of Losses; Subordination.” The Monthly Interest Distributable Amount on each class of Senior Certificates will be distributed on a pro rata basis. The Monthly Interest Distributable Amount on the certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Moody’s— Moody’s Investors Service, Inc.

Mortgage Loan Purchase Agreement— The Mortgage Loan Purchase Agreement among the Sellers and the depositor, whereby the mortgage loans are being sold to the depositor.

Net Mortgage Rate— On any mortgage loan, the then applicable mortgage rate thereon minus the sum of (1) the Servicing Fee Rate and (2) the Trustee’s Fee Rate.

Notional Amount— With respect to any class of Interest Only Strip Certificates and any distribution date, the amount set forth in the related term sheet.

Offered Certificates — The classes of certificates designated as such in the related term sheet.

OID Regulations— Treasury regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount.

Original Effective Loan-to-Value Ratio—With respect to any mortgage loan, the Effective Loan-to-Value Ratio calculated at the time of origination of that mortgage loan.

Original Loan-to-Value Ratio—With respect to any mortgage loan, the loan-to-value ratio calculated at the time of origination of that mortgage loan.

PAC Certificates— The classes of certificates designated as such in the related term sheet.

P&I Advance— The aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the mortgage loans master serviced by it and that were delinquent on the related Determination Date.

Pass-Through Rate— With respect to any distribution date and any class of certificates (other than any Principal Only Certificates), the rate designated as such in the related term sheet.

Plan— Any employee benefit plan subject to ERISA and any plan or other arrangement described in Section 4975(e)(1) of the Code.

Plan Assets— The assets of a Plan as determined under Department of Labor regulation section 2510.3-101 or other applicable law.

Planned Principal Balance— With respect to any distribution date and the PAC Certificates, the amount set forth in the table entitled “Planned Principal Balances” in the related term sheet for such distribution date.

Pledged Asset Servicer— With respect to any Pledged Asset Loans, Merrill Lynch Credit Corporation or a successor designated as provided in the Agreement as servicer of the related Pledged Assets.

Pledged Asset Servicing Agreement— The Additional Collateral Transfer and Servicing Agreement, dated as of November 1, 2001, between Merrill Lynch Credit Corporation and the Master Servicer.

Prepayment Period— With respect to any distribution date is the calendar month immediately preceding the month in which such distribution date occurs.

Principal Only Certificates— The classes of certificates designated as such in the related term sheet.

Rating Agency— One or more of Fitch, Moody’s and Standard & Poor’s.

Record Date— For each distribution date and any class of Offered Certificates, the close of business on the last business day of the month preceding the month in which such distribution date occurs.

Reference Banks— Three major banks that are engaged in transactions in the London interbank market, selected by the Trustee after consultation with the Master Servicer.

Relocation Mortgage Loans— Mortgage loans made to employees of corporations who have a substantial portion of the costs related to the mortgage loan reimbursed by their employer.

REMIC — A real estate mortgage investment conduit within the meaning of Section 860D of the Code.

REMIC Regulations— Treasury regulations under Sections 860A to 860G of the Code generally addressing the treatment of REMICs.

Residual Certificates— The Class R Certificates.

Rules— The rules, regulations and procedures creating and affecting DTC and its operations.

Sellers— PHH Mortgage Corporation, in its capacity as seller under the Mortgage Loan Purchase Agreement, and Bishop’s Gate Residential Mortgage Trust.

Senior Certificates — The classes of certificates designated as such in the related term sheet.

Senior Interest Distribution Amount— The aggregate amount of the Monthly Interest Distributable Amount to be distributed to the holders of the Senior Certificates for that distribution date.

Senior Percentage— As of each distribution date, the percentage equal to the aggregate Certificate Principal Balance of the Senior Certificates immediately prior to that distribution date divided by the aggregate Stated Principal Balance of all of the mortgage loans immediately prior to that distribution date. The Senior Percentage will initially equal the amount set forth in the related term sheet and will in no event exceed 100%.

Senior Prepayment Percentage— For any distribution date occurring during the five years beginning on the first distribution date, 100%. For any distribution date occurring on or after the fifth anniversary of the first distribution date will be as follows:

•	for any distribution date in the first year after the fifth anniversary of the first distribution date, the Senior Percentage plus 70% of the Subordinate Percentage for that distribution date;

•	for any distribution date in the second year after the fifth anniversary of the first distribution date, the Senior Percentage plus 60% of the Subordinate Percentage for that distribution date;

•	for any distribution date in the third year after the fifth anniversary of the first distribution date, the Senior Percentage plus 40% of the Subordinate Percentage for that distribution date;

•	for any distribution date in the fourth year after the fifth anniversary of the first distribution date, the Senior Percentage plus 20% of the Subordinate Percentage for that distribution date; and

•	for any distribution date thereafter, the Senior Percentage for that distribution date.

If on any distribution date the Senior Percentage exceeds the initial Senior Percentage, the Senior Prepayment Percentage for that distribution date will once again equal 100%.

Any scheduled reduction to the Senior Prepayment Percentage shall not be made as of any distribution date unless either:

(a)(i)(X) the outstanding principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and REO properties) averaged over the last six months, as a percentage of the aggregate outstanding Certificate Principal Balance of the Class B Certificates as of such distribution date, is less than 50% or (Y) the outstanding principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and REO properties) averaged over the last six months, as a percentage of the aggregate outstanding principal balance of all mortgage loans as of such distribution date, does not exceed 2%, and

(ii) Realized Losses on the mortgage loans to date for that distribution date, if occurring during the sixth, seventh, eighth, ninth or tenth year, or any year thereafter, after the closing date, are less than 30%, 35%, 40%, 45% or 50%, respectively, of the sum of the initial Certificate Principal Balances of the Class B Certificates; or

(b)(i) the outstanding principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and REO properties) averaged over the last six months, as a percentage of the aggregate outstanding principal balance of all mortgage loans as of such distribution date, does not exceed 4%, and

(ii) Realized Losses on the mortgage loans to date for that distribution date, if occurring during the sixth, seventh, eighth, ninth or tenth year, or any year thereafter, after the closing date, are less than 10%, 15%, 20%, 25% or 30%, respectively, of the sum of the initial Certificate Principal Balances of the Class B Certificates.

Notwithstanding the foregoing, upon reduction of the Certificate Principal Balances of the Senior Certificates to zero, the Senior Prepayment Percentage will equal 0%.

Senior Principal Distribution Amount— For any distribution date, the lesser of (a) the balance of the Available Distribution Amount remaining after the Senior Interest Distribution Amount has been distributed and (b) the sum of:

(i) the product of (A) the then-applicable Senior Percentage and (B) the aggregate of the following amounts:

(1) the principal portion of all scheduled monthly payments on the mortgage loans due on the related due date, to the extent received or advanced, less the principal portion of Debt Service Reductions, which together with other Bankruptcy Losses are in excess of the Bankruptcy Amount;

(2) the principal portion of all proceeds of the repurchase of a mortgage loan (or, in the case of a substitution, amounts representing a principal adjustment), as required by the Agreement during the preceding calendar month; and

(3) the principal portion of all other unscheduled collections (including Subsequent Recoveries) received during the preceding calendar month in respect of the mortgage loans, other than full and partial mortgagor prepayments and any amounts received in connection with a Final Disposition of a mortgage loan described in clause (ii) below, to the extent applied as recoveries of principal;

(ii) in connection with the Final Disposition of a mortgage loan (x) that occurred in the preceding calendar month and (y) that did not result in any Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses, an amount equal to the lesser of:

(1) the then-applicable Senior Percentage of the Stated Principal Balance of the mortgage loan; and

(2) the then-applicable Senior Prepayment Percentage of the related unscheduled collections, including Insurance Proceeds and Liquidation Proceeds, to the extent applied as recoveries of principal;

(iii) the then-applicable Senior Prepayment Percentage of the aggregate of all partial and full mortgagor prepayments made in respect of the mortgage loans during the related Prepayment Period;

(iv) any Excess Subordinate Principal Amount for that distribution date; and

(v) any amounts allocable to principal for any previous distribution date calculated pursuant to clauses (i) through (iii) above that remain undistributed to the extent that any of those amounts are not attributable to Realized Losses which were allocated to the Class B Certificates.

Senior Support Certificates— The classes of certificates designated as such in the related term sheet.

Servicing Fee— With respect to each mortgage loan, an amount, payable out of any payment of interest on the mortgage loan, equal to interest at the Servicing Fee Rate on the Stated Principal Balance of such mortgage loan for the calendar month preceding the month in which the payment is due. The Servicing Fee consists of servicing compensation payable to the Master Servicer in respect of its master servicing responsibilities.

Servicing Fee Rate— On each mortgage loan, a rate equal to 0.25% per annum.

Sponsor— PHH Mortgage Corporation.

Standard & Poor’s— Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

Stated Principal Balance— With respect to any mortgage loan as of any date of determination, the principal balance thereof as of the Cut-off Date, after application of all scheduled principal payments due on or before the Cut-off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to such mortgage loan on or before such date, and as further reduced to the extent that any Realized Loss thereon has been allocated to one or more classes of certificates on or before the date of determination.

Stepdown Percentage — For any distribution date occurring prior to the 60th distribution date, 0%. For any distribution date occurring after the first five years following the closing date, a percentage determined as follows:

•	for any distribution date during the sixth year after the closing date, 30%;

•	for any distribution date during the seventh year after the closing date, 40%;

•	for any distribution date during the eighth year after the closing date, 60%;

•	for any distribution date during the ninth year after the closing date, 80%; and

•	for any distribution date thereafter, 100%.

Subordinate Percentage— As of any date of determination a percentage equal to 100% minus the Senior Percentage as of that date.

Subsequent Recoveries— Any amount recovered by the Master Servicer (net of reimbursable expenses) with respect to a liquidated mortgage loan with respect to which a Realized Loss was incurred after the liquidation or disposition of that mortgage loan.

Super Senior Certificates— The classes of certificates designated as such in the related term sheet.

Super Senior Optimal Percentage— As to any distribution date on and after the Credit Support Depletion Date and any class of Super Senior Certificates, a percentage expressed as a fraction, the numerator of which is the Certificate Principal Balance of that class of Super Senior Certificates immediately prior to that distribution date and the denominator of which is the aggregate Certificate Principal Balance of the Senior Certificates immediately prior to that distribution date.

Super Senior Optimal Principal Distribution Amount— As to any distribution date on and after the Credit Support Depletion Date and any class of Super Senior Certificates, an amount equal to the product of (a) the then-applicable Super Senior Optimal Percentage and (b) the Senior Principal Distribution Amount.

TAC Certificates— The classes of certificates designated as such in the related term sheet.

Targeted Principal Balance— With respect to any distribution date and the TAC Certificates, the amount set forth in the table entitled “Targeted Principal Balances” in the related term sheet for such distribution date.

Telerate Screen Page 3750— The display designated as page 3750 on the Telerate Service or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks.

Trustee— Citibank, N.A.

Trustee’s Fee— As to each mortgage loan and distribution date, an amount equal to interest at the Trustee’s Fee Rate on the Stated Principal Balance of such mortgage loan as of the Due Date in the month immediately preceding the month in which such distribution date occurs.

Trustee’s Fee Rate— On each mortgage loan, a rate equal to 0.0125% per annum.

Voting Rights— The portion of the voting rights of all of the certificates which is allocated to any certificate.